EXHIBIT 10.15

CONSTRUCTION LOAN AGREEMENT

between

GGT Whitehall Venture NC, LLC

a Delaware limited liability company

and

Regions Bank

Entered into as of February 24, 2012

- i -

5.12	Tax Liability	29
5.13	Ownership of Property	29
5.14	Utilities	30
5.15	Americans with Disabilities Act Compliance	30
5.16	Business Loan	30
5.17	Tax Shelter Regulations	30
5.18	Absence of Defaults	30
5.19	Regulation U	30
5.20	Investment Company Act	30
5.21	ERISA	30
5.22	Solvency	31
5.23	Hazardous Materials	31
5.24	OFAC	31
5.25	Plans and Specifications	31
5.26	Improvements	31
5.27	Management	32

ARTICLE 6. AFFIRMATIVE COVENANTS		32
6.1	Expenses	32
6.2	ERISA Compliance	32
6.3	Leasing	32
6.4	Income to be Applied to Debt Service	33
6.5	Further Assurances	33
6.6	Insurance	33
6.7	Maintenance; Management	37
6.8	Hazardous Materials	37
6.9	Financial Information	39
6.10	Construction	39
6.11	Inspection by Construction Consultant	40
6.12	Meeting with Construction Consultant; Approval of Equity Disbursements by Construction Consultant	40
6.13	Foundation and As-Built Surveys	40
6.14	Soil, Concrete and Other Tests	40
6.15	Building Permits; Restrictions	40
6.16	Litigation	40
6.17	Sign and Publicity	40
6.18	Liens and Lien Waivers	41
6.19	Management and Leasing Agreements	41
6.20	Project Documents	41
6.21	Access to Project and Right to Cure Defaults	41
6.22	Obligations under Permitted Exceptions	41
6.23	Completion of the Project	42
6.24	Deposit and Operating Accounts	43
6.25	Intentionally Deleted	43
6.26	Casualty and Condemnation Notice; Use of Proceeds	43
6.27	Payment of Project Expenses	45
6.28	Notices	45
6.29	Books and Records	45
6.30	Compliance with Laws	45
6.31	Debt Service Coverage Ratio	46
6.32	Interest Coverage Ratio	46
6.33	Subcontractors	46

- ii -

ARTICLE 7. NEGATIVE COVENANTS		46
7.1	Easements and Restrictive Covenants	46
7.2	Liens	46
7.3	Indebtedness, Investments, Loans and Advances	46
7.4	Restrictions	47
7.5	Distributions	47
7.6	Change Orders	47
7.7	Extras and Contract Changes	47
7.8	Ownership of Material and Fixtures	47
7.9	Contracts	47
7.10	Tenant Leases	48
7.11	Assignment	48
7.12	Change in Structure or Management; Single-Asset Entity	48
7.13	Transfer of the Land or Improvements	49

ARTICLE 8. DEFAULTS AND REMEDIES		49
8.1	Event of Default	49
8.2	Acceleration Upon Certain Default	53
8.3	Completion of Construction	53
8.4	Lender’s Right to Stop Construction	54
8.5	Remedies upon Default	54
8.6	Repayment of Funds Advanced	55
8.7	Rights Cumulative, No Waiver	55
8.8	No Liability of the Lender	55
8.9	Discretionary Disbursements After a Default	55

ARTICLE 9. MISCELLANEOUS PROVISIONS		56
9.1	INDEMNITY	56
9.2	Application of Proceeds	56
9.3	Form of Documents	57
9.4	No Third Parties Benefited	57
9.5	Notices	57
9.6	Attorney-In-Fact	57
9.7	Actions	57
9.8	Relationship of Parties	57
9.9	Delay Outside the Lender’s Control	57
9.10	Enforcement	58
9.11	Immediately Available Funds	58
9.12	Lender’s Consent	58
9.13	Loan Sales and Participations; Disclosure of Information	58
9.14	Capital Adequacy	59
9.15	Lender’s Agents	59
9.16	Tax Service	59
9.17	WAIVER OF RIGHT TO TRIAL BY JURY	59
9.18	Severability	59
9.19	Heirs, Successors and Assigns	60
9.20	Time	60
9.21	Headings; Date	60
9.22	Governing Law	60

- iii -

9.23	USA Patriot Act Notice; Compliance	60
9.24	Integration; Interpretation	60
9.25	Joint and Several Liability	60
9.26	Counterparts	60
9.27	Survival of Representations and Warranties	60
9.28	No Waiver; Cumulative Remedies	61
9.29	Release of Drainage Parcel; Dedication of Roadway Parcel	61

SCHEDULES

1	Budget
2	Description of Land

EXHIBITS

A	Form of Notice of Borrowing
B	Form of Officer’s Certificate
C	Map of Proposed Road and Future Outparcel

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CONSTRUCTION LOAN AGREEMENT

THIS CONSTRUCTION LOAN AGREEMENT (“Agreement”) is entered into as of February 24, 2012, by and between GGT Whitehall Venture NC, LLC, a Delaware limited liability company (the “Borrower”), and Regions Bank, an Alabama chartered commercial bank, and its successors and assigns (the “Lender”).

RECITALS

WHEREAS, the Borrower has requested that the Lender extend credit to it in an aggregate principal amount not to exceed Twenty-Two Million Two Hundred Seventy-Five Thousand and No/100 Dollars ($22,275,000.00) to finance a portion of the cost of constructing the Project (as hereinafter defined) and associated costs, subject to the limitations upon the Loans contained herein; and

WHEREAS, the Lender is prepared to extend such credit in accordance with and subject to the terms and conditions set forth herein;

NOW, THEREFORE, the Borrower and the Lender agree as follows:

ARTICLE 1.

DEFINITIONS

1.1 Defined Terms. The following capitalized terms generally used in this Agreement shall have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement are defined in such sections.

“Account” means any account with the Lender, in the name of the Borrower or the Borrower’s designee into which Loan proceeds may be deposited.

“Affiliate” means (a) with respect to any Loan Party, (i) any Person which, directly or indirectly, Controls, is Controlled by or is under common Control with such Loan Party or (ii) any Person who is a manager, director, officer or key employee of such Loan Party or any Person described in clause (a)(i) of this definition or (b) with respect to the Lender or any other Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Lender or such other Person. For purposes of this definition, “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Aggregate Loans” means the aggregate principal amount of Loans made hereunder (including Retainage), whether or not such Loans have been repaid.

“Agreement” shall have the meaning ascribed to such term in the preamble hereto.

“AIA” means the American Institute of Architects.

“ALTA” means the American Land Title Association.

“Americans with Disabilities Act” means the Americans with Disabilities Act, of July 26, 1990, Pub. L. No. 101-336, 104 Stat. 327, 42 U.S.C. § 12101, et. seq., as amended from time to time.

“Appraisal” means an appraisal which meets the requirements of FIRREA and is in form and substance satisfactory to the Lender, prepared by an independent MAI appraiser satisfactory to the Lender setting forth the market value of the Land and Improvements as of a specific date and also the value of the Land and Improvements upon completion. Any portion of the Project intended for lease shall be appraised on a “stabilized value” basis and any portion of the Project intended for sale shall be appraised based on the “discounted bulk” market value of such portion of the Project.

“Appraised Value” means with respect to any Land and Improvements, the appraised value of such Land and Improvements as determined by an Appraisal.

“Architect” means Housing Studio, P.A., a North Carolina professional corporation or such other architect performing on behalf of the Borrower, which is acceptable to the Lender in its reasonable discretion.

“Architect’s Consent” means that certain Architect’s Certificate, Consent and Agreement dated as of the date hereof executed by the Architect for the benefit of the Lender.

“Architect’s Contract” means that certain Standard Form of Agreement Between Owner and Architect dated October 6, 2011 between the Borrower and the Architect for the design of the Project, and any amendments or modifications thereto approved by the Lender.

“Architectural and Engineering Documents” means collectively (a) all agreements between the Borrower and the Architect, including the Architect’s Contract, (b) all agreements between the Borrower and the Engineer, including the Engineer’s Contract, (c) all agreements between the Borrower and any structural or civil engineer, (d) all agreements between the Borrower and any mechanical/electrical engineer, (e) all agreements between the Borrower and any soil engineer or environmental consultant, and (f) the Plans and Specifications.

“Assignment of Contracts” means that certain Assignment of Agreements, Contracts, and Permits dated the date hereof, given by the Borrower in favor of the Lender, as hereafter amended, supplemented, replaced or modified from time to time.

“Bankruptcy Code” means Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

“Borrower” shall have the meaning ascribed to such term in the preamble hereto.

“Borrowing Date” means any Business Day specified pursuant to Section 4.1 as a date on which the Lender may make a disbursement of the Loans hereunder.

“Budget” means the budget, cost itemization and description of sources and uses of funds for the Project attached as Schedule 1, as the same may be revised from time to time in accordance with this Agreement.

“Builder’s Risk Policy” shall have the meaning ascribed to such term in Section 6.6(a)(ii).

“Business Day” means a day on which the office of the Lender at which payments under the Note are to be made is open for business. Unless specifically referenced in this Agreement as a Business Day, all references to “days” shall be to calendar days.

“Change Order” means any amendments or modifications to the Plans and Specifications, the Construction Contract or the other Construction Documents.

“CNL” means Global Growth Trust, Inc., a Maryland corporation.

“CNL Managers” means CNL Global Growth Managers, LLC and CNL Global Growth Sub-Managers, LLC.

“CNL Property Management Agreements” shall mean (i) that certain Amended and Restated Master Property Management and Leasing Agreement dated August 9, 2011 among Global Growth Trust, Inc., a Maryland corporation, Global Growth, LP, a Delaware limited partnership, CNL Global Growth Managers, LLC, a Delaware limited liability company and the Borrower; and (ii) that certain Amended and Restated Property Management and Leasing Agreement dated June 30, 2011 between CNL Global Growth Managers, LLC and CNL Global Growth Sub-Managers, LLC, a Florida limited liability company.

“Code” means the Internal Revenue Code of 1986, as amended or superseded from time to time. Any reference to a specific provision of the Code shall be construed to include any comparable provision of the Code as hereafter amended or superseded.

“Commitment” means $22,275,000, as reduced or increased from time to time pursuant to the terms of this Agreement.

“Commitment Period” means the period from and including the date of this Agreement to the Maturity Date, or such earlier date as the Commitment shall terminate as provided herein.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

“Completion Date” means the date on which all conditions relating to the Final Loan, as provided in Section 3.3, have been satisfied by the Borrower.

“Completion Percentage” means the percentage of in-place Construction and furnishing of the Project attained by the Borrower as of a given date.

”Condemnation” shall have the meaning ascribed to such term in Section 6.26(e).

“Construction” means the demolition, grading, site preparation, foundation work, and construction, acquisition, furnishing and equipping of the Project and related facilities pursuant to the Plans and Specifications, including all onsite and offsite improvements.

“Construction Commencement Date” means the date that is ninety (90) days from the date of this Agreement.

“Construction Consultant” means CCDI, Inc. or any other Person or Persons designated by the Lender from time to time.

“Construction Contract” means that certain AIA Standard Form of Agreement Between Owner and Contractor between the Borrower and the Contractor for the Construction of the Project, and any amendments or modifications approved by the Lender.

“Construction Documents” means (a) the Construction Contract, (b) the Architectural and Engineering Documents, (c) the Plans and Specifications, (d) the Plan of Development, (e) the Development Agreement, (f) all other construction, architectural and other design professional contracts and subcontracts, (g) all Change Orders, (h) all Governmental Approvals, (i) all other drawings, budgets, and bonds relating to the Construction, (j) all other contracts, subcontracts and agreements entered into in connection with the Construction including Major Subcontracts, (k) all guarantees, warranties and undertakings under the Construction Contract and all other contracts and subcontracts, and (l) all permits, licenses and trade names, trademarks and logos used in connection with the Construction of the Project.

“Construction Management Fee” means the amount allocated in the Budget under the “construction management fee” Line Item.

“Contingency” shall have the meaning ascribed to such term in Section 4.6.

“Contractor” means CF Evans & Co. Construction Services, LLC, or such other contractor appointed by the Borrower and acceptable to the Lender.

“Contractor’s Consent” means that certain General Contractor’s Certificate, Consent and Agreement executed by the Contractor for the benefit of the Lender.

“Debt Service” means, as of a given date, an amount equal to the annual principal and interest payment sufficient to amortize in full, during a thirty (30) year period, an amount equal to the Outstanding Credit Exposure as of such date, calculated using an interest rate equal to the Implied Interest Rate.

“Debt Service Coverage Ratio” means, as of a given date, (i) for the purposes of Sections 2.4(a)(v) and 6.31(a), the ratio of (x) Net Operating Income for the six (6) month period ended prior to such date, annualized, to (y) Debt Service as of such date, and (ii) for the purposes of Sections 2.4(b)(v) and 6.31(b), the ratio of (A) Net Operating Income for the twelve (12) month period ended prior to such date, to (B) Debt Service as of such date.

“Deed of Trust” means that certain Deed of Trust, Assignment of Rents and Leases and Security Agreement dated as of the date hereof executed by the Borrower, as grantor to Edmund A. Hawes, as Trustee, for the benefit of the Lender, as grantee, which secures the Obligations, as hereafter amended, supplemented, replaced or modified from time to time.

“Default” means any Event of Default or any other event or occurrence that with the passage of time or the giving of notice, or both, shall constitute an Event of Default.

“Default Rate” means a rate equal to the Prime Rate plus 4.00% per annum.

“Developer’s Consent” means that certain Developer’s Certificate, Consent and Agreement dated as of the date hereof executed by the Woodfield Development Company, LLC for the benefit of the Lender.

“Development Agreement” means that certain Development Agreement dated January 9, 2012 between the Borrower and Woodfield Development Company, LLC pursuant to which the Borrower retained the Woodfield Development Company, LLC as the developer for the Project, and any amendments or modifications thereto approved by the Lender.

“Development Fee” means the amount allocated in the Budget under the “developer’s fee” Line Item.

“Direct Costs” means direct construction costs incurred by the Borrower in connection with the Construction of the Project, as itemized in the Budget.

“Drainage Parcel” shall have the meaning ascribed to such term in Section 9.29(a).

“Effective Date” means the date the conditions precedent in Section 3.1 are satisfied or waived by the Lender.

“Engineer” means Design Resource Group, P.A., a North Carolina professional corporation, or such other engineer appointed by the Borrower and acceptable to the Lender.

“Engineer’s Consent” means that certain Engineer’s Certificate, Consent and Agreement dated as of the date hereof executed by the Engineer for the benefit of the Lender.

“Engineer’s Contract” means that certain Proposal / Letter of Agreement for Whitehall Apartments dated July 8, 2011 between the Borrower and the Engineer for the engineering services related to the Project, and any amendments or modifications thereto approved by the Lender.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement, dated the date hereof between the Borrower, the Guarantors and the Lender, as hereafter amended, supplemented, replaced or modified from time to time.

“Equity Requirement” means an amount equal to $7,425,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder in effect from time to time.

“Event of Default” shall have the meaning ascribed to such term in Section 8.1.

“FEMA” means the Federal Emergency Management Agency.

“Final Loan” means the final disbursement of Loans under the Commitment by the Lender to the Borrower pursuant to Section 3.3.

“FIRREA” means the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time.

“First Extension DSCR Test Date” means February 1, 2015.

“First Extension Maturity Date” shall have the meaning ascribed to such term in Section 2.4(a).

“First Extension Option” shall have the meaning ascribed to such term in Section 2.4(a).

“First Extension Period” means the period from the Original Maturity Date through the First Extension Maturity Date.

“First Option to Extend Notice” shall have the meaning ascribed to such term in Section 2.4(a)(i).

“Governmental Approval” means approval by any Governmental Authority.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gross Operating Income” means the sum of any and all amounts, payments, fees, rentals, additional rentals, expense reimbursements (including, without limitation, all reimbursements by tenants, lessees, licensees and other users of the Land and Improvements), discounts or credits to the Borrower, income, interest and other monies directly or indirectly received by or on behalf of or credited to the Borrower from any person with respect to the Borrower’s ownership, use, development, operation, leasing, franchising, marketing or licensing of the Land and Improvements. Gross Operating Income shall be computed on a cash basis and shall include for each quarterly statement all amounts actually received in such quarter whether or not such amounts are attributable to a charge arising in such quarter.

“Gross Rents” means the rental payments actually received from the Land and Improvements for a given period.

“Guarantor” means Chad Hagler, Elizabeth Hagler, Greg Bonifield, Karen Bonifield, Michael Underwood, Leslie Underwood, Todd Jacobus, Shana Jacobus, Michael Schwarz and Tami Schwarz, and any other person or entity who, or which, in any manner, is or becomes obligated to the Lender under any guaranty now or hereafter executed in connection with respect to the Loan (collectively or severally as the context thereof may suggest or require), but excluding the Contractor.

“Guaranty Agreements” means (i) that certain Guaranty Agreement dated as of the date hereof executed by the Guarantors in favor of the Lender, as hereafter amended, supplemented, replaced or modified from time to time (the “Payment Guaranty”), (ii) that certain Surety Agreement for Discharge of Liens / Performance of Construction Contract dated as of the date hereof executed by C.F. Evans & Company, as surety and the Contractor for the benefit of the Borrower and that certain Additional Obligee Agreement dated as of the date hereof executed by C.F. Evans & Company in favor of the Lender, as each may be hereafter amended, supplemented, replaced or modified from time to time, and (iii) any additional guaranties provided in addition to or in replacement thereof.

“Hazardous Materials” means one or more of the following substances: (a) those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” or “solid waste” in any one or more of the Environmental Laws, (b) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto), (c) such other substances, materials and wastes which are or become regulated under applicable local, state or federal law, or the United States government, or which are classified as hazardous or toxic under federal, state or local laws, orders, ordinances, rules or regulations, and (d) any material, waste or substances which are (i) asbestos, (ii) polychlorinated biphenyls, (iii) explosives, (iv) radioactive materials, (v) gasoline, (vi) petroleum, (vii) petroleum products or (viii) related or similar materials or substances.

“Hazardous Materials Claims” shall have the meaning ascribed to such term in Section 5.23.

“Hazardous Materials Laws” means: (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. 9601 et seq. (“CERCLA”); (b) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.C. 6901 et seq. (“RCRA”); (c) the Clean Air Act, 42 U.S.C. 7401 et seq.; (d) the Clean Water Act of 1977, 33 U.S.C. 1251 et seq.; (e) the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; (f) the Safe Drinking Water Act, 42 U.S.C. 300(E) et seq.; (g) the Refuse Act, 33 U.S.C. 407 et seq.; (h) the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499; (i) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; (j) the regulations promulgated pursuant to the aforesaid laws, or any of them; and (k) all other federal, state or local laws, ordinances, orders, rules or regulations, now or hereafter existing, that directly and/or indirectly relate to the protection of human health, the environment, air pollution, water pollution, noise control and/or the presence, storage, escape, seepage, leakage, emission, release, use, spillage, generation, transportation, handling, discharge, disposal or recovery of on-site or off-site hazardous or toxic substances, wastes or materials and/or underground storage tanks, and as each and any of the foregoing laws, ordinances, orders, rules or regulations may be amended or enacted from time to time.

“Implied Interest Rate” means, as of a given date, an interest rate equal to the greatest of (a) the then-current yield to maturity of the ten-year United States Treasury obligations as of such date plus two and one-half percent (2.5%), (b) seven percent (7.0%), or (c) the Interest Rate as of such date.

“Improvements” means all buildings, fixtures, structures, improvements and appurtenances to be constructed upon the Land in accordance with the Plans and Specifications. The Improvements include grading and other site work, landscaping and any and all other improvements of any nature as may be indicated by the Plans and Specifications or as may be reasonably required to construct and use the facilities referred to in the previous sentence, and may include off-site work if indicated in the Plans and Specifications.

“Indemnitor” means, collectively, on a joint and several basis, the Guarantors and any other person or entity who, or which, in any manner, is or becomes obligated to the Lender under any indemnity now or hereafter executed in connection with respect to the Loans.

“Indirect Costs” means costs, other than Direct Costs, incurred by the Borrower in connection with the Loans or the Project, as itemized in the Budget.

“Initial Loan” shall have the meaning ascribed to such term Section 3.1.

“Interest Coverage Ratio” means, as of a given date, the ratio of (x) Net Operating Income for the three-month period then ended, to (y) interest incurred on the Outstanding Credit Exposure for such period, calculated using an interest rate equal to the Implied Interest Rate.

“Interest Period” shall mean each period commencing on the last day of the immediately preceding Interest Period and ending on the same day of the month that interest is due one (1) month thereafter; provided (i) the first Interest Period shall commence on the date hereof and end on the first day thereafter that interest is due, (ii) any Interest Period that ends in a month for which there is no day which numerically corresponds to the last day of the immediately preceding Interest Period shall end on the last day of the month, and (iii) any Interest Period that would otherwise extend past the Maturity Date shall end on the Maturity Date.

“Interest Rate” means the London Interbank Offered Rate for the applicable Interest Period plus 2.25% per annum. Interest shall calculated on an actual/360 day count convention.

“Land” means the real property described in Schedule 2.

“Lender” shall have the meaning ascribed to such term in the preamble hereto.

“LIBOR Business Day” shall mean a day on which the office of the Lender at which payments under the Note are to be made is open for business and on which dealings in U.S. dollar deposits are carried out in the London interbank market.

“Licenses and Permits” means all building permits, certificates of occupancy and other permits, licenses, approvals and authorizations of any Governmental Authority, including all amendments, supplements and modifications thereto, necessary to construct, own, use, occupy, operate or maintain the Project or any part thereof as operated or as intended to be operated.

“Lien” means any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever.

“Line Items” shall have the meaning ascribed to such term Section 4.5.

“Loan Documents” means, collectively, those documents related to the Loan, as hereafter amended, supplemented, replaced or modified from time to time, properly executed and in recordable form, if necessary, as approved by the Lender including, without limitation, this Agreement, the Note, the Security Documents, the Environmental Indemnity Agreement, the Guaranty Agreements, the CNL Property Management Agreements, each indemnity agreement, each Swap Contract and each other document, instrument, guaranty, indemnity, certificate and agreement now or hereafter evidencing, securing or otherwise relating to the Loan.

“Loan Fee” shall have the meaning ascribed to such term in Section 2.3.

“Loan Parties” means the Borrower and the Guarantors. The Contractor is not a Loan Party.

“Loans” shall have the meaning ascribed to such term in Section 2.1.

“London Interbank Offered Rate” shall mean, with respect to any Interest Period, that rate for deposits in U.S. dollars for a period comparable to the term of such Interest Period which appears on Reuters Screen LIBOR01 Page (or such other page that may replace that page on that service or on such other comparable financial information reporting service used by the Lender, in its discretion, at the time such rate is determined) as of 11:00 a.m., London, England time on the day that is two (2) LIBOR Business Days preceding the first day of such Interest Period (or if not so reported, then as determined by the Lender from another recognized source or from one or more interbank quotations, in the Lender’s discretion).

“Maintenance, Management and Service Documents” means those certain contracts, agreements, documents, warranties and representations, including the CNL Property Management Agreements, any other management agreement and all leases, occupancy agreements and concession agreements, relating to the use, occupancy, operation, management, repair and service of the Project, as the same may be modified or amended from time to time with the prior written approval of the Lender.

“Major Subcontracts” means any subcontracts for the Construction of the Improvements which are for a contract amount of $500,000 or more.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of any Loan Party, (b) the financial condition, operations, business, properties or prospects of the Project taken as a whole, (c) the rights and remedies of the Lender under the Loan Documents, or the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, as applicable, or (d) the legality, validity or enforceability of any Loan Document.

“Material Contract” means any contract which exceeds $500,000 in total price.

“Maturity Date” means the Original Maturity Date, provided, if the Borrower timely satisfies the conditions to extend the term of the Loan pursuant to Section 2.4, then the Maturity Date shall be extended as set forth in such Section.

“Maximum Loan Amount” means, as of a given date, seventy-five percent (75%) of the Appraised Value of the Project following completion of Construction, as determined by the most recent Appraisal.

“Minimum Required Value” means, with respect to the Appraisal required pursuant to Section 3.1(dd), the amount of $29,700,000.

“Net Operating Income” means, for purposes of calculating the Interest Coverage Ratio and the Debt Service Coverage Ratio, for a given period: (a) the Gross Rents for such period, minus (b) the greater of (i) the actual Permitted Operating Expenses for the Project for such period as set forth in the Operating Statements, and (ii) the expenses set forth in the most recent Appraisal received by the Lender.

“NFIP” shall have the meaning ascribed to such term in Section 6.6(a)(vi).

“Note” means that certain Secured Promissory Note dated as of the date hereof, in the original principal amount of the Commitment, executed by the Borrower and payable to the order of the Lender, as hereafter amended, supplemented, replaced or modified from time to time, evidencing the obligation of the Borrower to pay the aggregate unpaid principal amount of the Loans, with interest thereon, as described therein.

“Notice of Borrowing” shall have the meaning ascribed to such term in Section 4.1(a) and shall be substantially in the form of Exhibit A attached hereto or as otherwise approved by the Lender.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of any Loan Party to the Lender or any indemnitee arising under the Loan Documents and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any bankruptcy or similar proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” means written certification from the Borrower substantially in the form of Exhibit B attached hereto, certifying that (i) all representations and warranties made in the Loan Documents are true and correct and remain in full force and effect, (ii) no Loan Party is in default with respect to any of its obligations hereunder or thereunder and (iii) Construction of the Project is progressing (A) in accordance with the Budget, and (B) such that Construction of the Project can reasonably be expected to be completed on or before the Scheduled Completion Date, subject to any Unavoidable Delays permitted hereunder.

“Operating Agreement” means that certain Limited Liability Company Agreement of GGT Whitehall Venture NC, LLC dated January 9, 2012.

“Operating Statement” means, for any fiscal quarter, a statement prepared by the Borrower which shows in detail the amounts and sources of Gross Operating Income received by or on behalf of the Borrower and the amounts and purposes of Permitted Operating Expenses paid by or on behalf of the Borrower with respect to the Land and Improvements for such fiscal quarter.

“Original Maturity Date” means February 24, 2015.

“Outstanding Credit Exposure” means, at any time, the aggregate outstanding principal amount of all Loans outstanding hereunder at such time.

“Participant” shall have the meaning ascribed to such term in Section 9.13.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Distributions” means distributions of Operating Cash Flow (as defined in the Operating Agreement) permitted pursuant to Article 9 of the Operating Agreement, provided that in no event shall proceeds from any advance of the Loan be included in any Permitted Distribution.

“Permitted Exceptions” means the matters approved by the Lender as permitted exceptions of title with respect to the Land and set forth as exceptions to title in the Title Insurance Policy approved by the Lender.

“Permitted Liens” means the following: (a) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate action, (b) Liens in connection with worker’s compensation, unemployment insurance or other social security, old age pension or public liability obligations (other than any Lien imposed by ERISA), (c) easements, rights-of-way, restrictions, plats, declarations of covenants, conditions and restrictions, or similar encumbrances on the use of real property which do not interfere with the ordinary conduct of business of the Borrower or materially detract from the value of such real property, (d) Tenant Leases, and (e) any Liens of mechanics, materialmen or material suppliers incurred in the ordinary course of business for which the Borrower has provided the Lender with a surety bond or other security reasonably satisfactory to the Lender insuring the Lender against the priority of any such Liens.

“Permitted Operating Expenses” means the following expenses to the extent that such expenses are reasonable in amount and customary for properties of this type: (a) taxes and assessments imposed upon the Land and Improvements to the extent that such taxes and assessments are required to be paid by the Borrower and are actually paid or reserved for by the Borrower; (b) bond assessments; (c) insurance premiums for casualty insurance (including, without limitation, earthquake) and liability insurance carried in connection with the Land and Improvements, provided, however, if any, insurance is maintained as part of a blanket policy covering the Land and Improvements and other properties, the insurance premium included in this subparagraph shall be the premium fairly allocable to the Land and Improvements; and (d) operating expenses incurred by the Borrower for the management, operation, cleaning, leasing, maintenance and repair of the Land and Improvements. Notwithstanding the foregoing, Permitted Operating Expenses shall not include any interest or principal payments on the Loan or any allowance for depreciation.

“Person” means an individual, a partnership, a limited liability company, a corporation, a business trust, a joint stock company, a trust, an unincorporated association, a Governmental Authority or any other entity of whatever nature (including a joint venture).

“Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Plan of Development” means the site plan for the Project, which has been approved by the City of Charlotte, North Carolina.

“Plans and Specifications” means the plans and specifications for the Project, as approved in writing by the Lender and all required parties, as such plans and specifications may be amended from time to time (but only with the prior written approval of the Lender, or otherwise in accordance with this Agreement), including any working or shop drawings made in furtherance of such plans and specifications.

“Prime Rate” means the interest rate (but not necessarily the best or lowest rate) charged to borrowing customers of the Lender, published or announced by the Lender from time to time as its prime rate.

“Project” means the Land, the Improvements, all of the Borrower’s interests in the fixtures at or on the Land and Improvements, all personal property owned by the Borrower and located at or on the Land and Improvements and/or necessary or useful in the operation of the Land and Improvements, and intangibles and other rights and interests of the Borrower as described in and purported to be encumbered by the Security Documents.

“Project Costs” means all costs to be incurred by the Borrower with respect to the Construction of the Project as set forth in the Budget.

“Project Documents” means the Permitted Exceptions, the Construction Documents, the Maintenance, Management and Service Documents, the Tenant Leases, and the Operating Agreement, as the same may be amended, modified or supplemented from time to time with the prior written consent of the Lender.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, which is owned by the Borrower, including the Land and Improvements.

“Property Insurance Policy” shall have the meaning ascribed to such term in Section 6.6(a)(iii).

“Reconveyance Agreement” shall have the meaning ascribed to such term in Section 9.29(a).

“Requirement of Law” means as to any Person, the Certificate (or Articles) of Incorporation, By-Laws (or Code of Regulations), or other organizational or governing documents of the Borrower or any Guarantor, and any law, treaty, rule or regulation, or determination, including all environmental laws, rules, regulations and determinations, of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon the Borrower or any Guarantor or any of their property or to which the Borrower or any Guarantor or any of their properly is subject.

“Responsible Officer” means, with respect to the Borrower, Chad M. Hagler, Michael A. Underwood or Michael L. Schwarz.

“Retainage” shall have the meaning ascribed to such term in Section 4.7.

“Roadway Parcel” shall have the meaning ascribed to such term in Section 9.29(b).

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time.

“Scheduled Completion Date” means the earlier to occur of (a) the date that is twenty-four (24) months from the Construction Commencement Date, or (b) the date for final completion of the Improvements as required by the Construction Contract.

“Second Extension DSCR Test Date” means February 1, 2016.

“Second Extension Maturity Date” shall have the meaning ascribed to such term in Section 2.4(b).

“Second Extension Option” shall have the meaning ascribed to such term in Section 2.4(b).

“Second Extension Period” means the period from the First Extension Maturity Date through but excluding Second Extension Maturity Date.

“Second Option to Extend Notice” shall have the meaning ascribed to such term in Section 2.4(b)(i).

“Security Agreement” means that certain Security Agreement, dated as of the date hereof between the Borrower and the Lender, executed and delivered as security for the Obligations, as may be hereafter modified or amended from time to time in writing by the parties thereto.

“Security Documents” means (a) the Deed of Trust, (b) the Security Agreement, (c) the Assignment of Contracts, (d) any and all Uniform Commercial Code financing statements evidencing security interests of the Lender, (e) all payment and performance bonds relating to the Project, (f) any and all other assignment documents evidencing the assignment of any contracts of the Borrower to the Lender, (g) all estoppels, consents, acknowledgments and other documents or agreements executed in connection with the creation and perfection of the security interests contemplated hereby, and (h) any assignment and security agreement with respect to any membership, partnership, shareholder or other equity interest assigned in connection with this Agreement.

“Shortfall Funds” shall have the meaning ascribed to such term in Section 4.3.

“Swap Contract” means any existing or future swap agreement (as defined in 11 U.S.C. §101, as in effect from time to time) related to the Loans executed by and between the Borrower or any of its Affiliates and the Lender or any of its Affiliates.

“Tenant” means each person party to a Tenant Lease, as the tenant.

“Tenant Leases” means those certain leases to occupy all or any part the Land or Improvements, the form of which has been approved by the Lender, and shall include any and all leases, master leases, subleases, licenses, concessions, or other agreements which grant to third parties a possessory interest in and to, or the right to use or occupy, all or any part of the Land or Improvements.

“Title Insurer” means Chicago Title Insurance Company or any other nationally recognized title insurance company approved by the Lender.

“Title Insurance Policy” means the ALTA policy of title insurance, together with any endorsements which the Lender may require, issued by the Title Insurer and insuring the Lender, in the principal amount of the Loan, of the validity and the priority of the lien of the Deed of Trust upon the Land and Improvements.

“Unavoidable Delay(s)” means any delays due to strikes, lockouts, riots, storms, floods, explosions, acts of God, acts of the public enemy, sabotage, terrorism, vandalism, freight embargos, or other similar matters beyond the control of the Borrower; provided, however, in no event shall an Unavoidable Delay include lack of or inability of any Person to procure moneys to fulfill its respective obligations under this Agreement or any of the Construction Documents or the Project Documents; and provided further, that notwithstanding the foregoing, an Unavoidable Delay shall not be deemed to extend the Scheduled Completion Date or the other dates for completion of any of the Borrower’s obligations hereunder, if such Scheduled Completion Date or other date is required to be complied with in order to meet the terms and conditions of any Project Documents, and the time for performance under such Project Document is not also extended by reason of such Unavoidable Delay.

“Whitehall” shall have the meaning ascribed to such term in Section 9.29(a).

1.2 Exhibits Incorporated.

All exhibits, schedules or other items attached hereto are incorporated into this Agreement by such attachment for all purposes.

ARTICLE 2.

LOAN

2.1 Loans.

(a) By and subject to the terms of this Agreement, the Lender agrees to make disbursements to the Borrower (each a “Loan” and, collectively, the “Loans”) from time to time during the Commitment Period, so long (i) as there shall exist no continuing Event of Default, (ii) immediately after such Loan is made, the Aggregate Loans shall not exceed the Commitment, (iii) all of the conditions set forth in Article 3 have been satisfied, and (iv) the Loans made hereunder are “in balance” as required by Section 4.3.

(b) The Borrower shall not request, and the Lender shall have no obligation to make, any Loan if such Loan would result in the Aggregate Loans exceeding the Maximum Loan Amount.

(c) The Loans made by the Lender to the Borrower shall be evidenced by the Note. The Lender is hereby authorized to record electronically or otherwise the date and amount of each Loan disbursement, and the date and amount of each payment or prepayment of principal thereof, and any such recordation shall be conclusive, absent manifest error, as to the accuracy of the information so recorded; provided, however, the failure of the Lender to make, or any error in making, any such recordation(s) shall not affect the obligation of the Borrower to repay outstanding principal, interest, or any other Obligation due hereunder or under the Note in accordance with the terms hereof and thereof.

2.2 Payment of the Loans.

(a) Interest Rate. The Borrower promises to pay to the Lender interest on the unpaid principal amount of the Loans for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full at the Interest Rate. The Interest Rate shall be adjusted on the first calendar day of each month.

(b) Interest After Default. Upon the occurrence and during the continuance of any Event of Default, the Interest Rate on the unpaid principal balance of the Loans shall be increased to the Default Rate. Nothing in this subsection (b) shall be deemed to extend the time for any payment hereunder or under the Note or to constitute a “grace period” not otherwise provided for herein giving the Borrower a right to cure any Event of Default.

(c) Payments.

(i) Unless earlier terminated pursuant to the terms of this Agreement, the Commitment shall terminate and the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loans, together with all other amounts then outstanding under this Agreement, on the Maturity Date.

(ii) Commencing with the monthly installment due on March 5, 2012 and continuing on the same day of each month thereafter until the Original Maturity Date, the Borrower shall pay to the Lender all interest accrued and unpaid through the last day of the prior calendar month.

(iii) Commencing on the fifth (5th) day of the first month of the First Extension Period, if applicable, and continuing on the same day of each month thereafter and on the First Extension Maturity Date, the Borrower shall make principal payments to the Lender based upon a thirty (30) year repayment amortization schedule and the Outstanding Credit Exposure as of the first day of the First Extension Period, together with accrued interest thereon.

(iv) Commencing on the fifth (5th) day of the first month of the Second Extension Period and continuing on the same day of each month thereafter and on the Second Extension Maturity Date, the Borrower shall make principal payments to the Lender based upon a twenty-nine (29) year repayment amortization schedule and the Outstanding Credit Exposure as of the first day of the Second Extension Period, together with accrued interest thereon.

(d) Late Charges. If any payment required under this Section is not received by the Lender (whether by direct debit or otherwise) on or before the twentieth (20th) calendar day of the month in which it becomes due, the Borrower shall pay, at the Lender’s option, a late or collection charge equal to 4.00% of the amount of such unpaid payment., provided, the Borrower shall not be required to pay any such late charge more than once with respect to any particular past due amount.

(e) Prepayment. Prior to the Maturity Date, the Borrower may prepay the Loans, in full at any time or in part from time to time, without fee, premium or penalty. Early payments will not, unless agreed to by the Lender in writing, relieve the Borrower of the Borrower’s obligation to continue to make payments under the terms hereof. The Borrower agrees not to send the Lender payments marked “paid in full,” “without recourse,” or similar language. If the Borrower sends such a payment, the Lender may accept it without losing any of the Lender’s rights under this Agreement or the Note, and the Borrower will remain obligated to pay any further amounts owed to the Lender. The Loans are not revolving and any amount repaid may not be reborrowed.

2.3 Loan Fee. The Borrower shall pay to the Lender on or prior to the date of this Agreement a loan fee in the amount of ONE HUNDRED ELEVEN THOUSAND THREE HUNDRED SEVENTY FIVE AND NO/100THS DOLLARS ($111,375) (the “Loan Fee”).

2.4 Options to Extend.

(a) The Borrower may request an extension of the Original Maturity Date (the “First Extension Option”) to the date twelve (12) months from the Original Maturity Date (the “First Extension Maturity Date”), upon satisfaction of each of the following conditions precedent:

(i) The Borrower shall provide the Lender with written notice of the Borrower’s request to exercise the First Extension Option not more than ninety (90) days but not less than thirty (30) days prior to the Original Maturity Date (such notice, the “First Option to Extend Notice”);

(ii) No Default shall have occurred and be continuing as of either or both of (i) the First Extension DSCR Test Date, and (ii) the Original Maturity Date, and the Borrower shall so certify in writing;

(iii) The Borrower shall execute or cause the execution of all documents reasonably required by the Lender to exercise the First Extension Option and shall deliver to the Lender, at the Borrower’s sole cost and expense, such title insurance endorsements reasonably required by the Lender;

(iv) On the First Extension DSCR Test Date, the Borrower shall pay to the Lender an extension fee equal to 0.25% of the Outstanding Credit Exposure as of the First Extension DSCR Test Date; and

(v) As of the First Extension DSCR Test Date, the Project shall have a Debt Service Coverage Ratio of not less than 1.10 to 1.0.

(b) The Borrower may request an extension of the First Extension Maturity Date (the “Second Extension Option”) to the date twelve (12) months from the First Extension Maturity Date (the “Second Extension Maturity Date”), upon satisfaction of each of the following conditions precedent:

(i) The Borrower shall provide the Lender with written notice of the Borrower’s request to exercise the Second Extension Option not more than ninety (90) days but not less than thirty (30) days prior to the First Extension Maturity Date (such notice, the “Second Option to Extend Notice”);

(ii) No Default shall have occurred and be continuing as of either or both of (i) the Second Extension DSCR Test Date, and (ii) the First Extension Maturity Date, and the Borrower shall so certify in writing;

(iii) The Borrower shall execute or cause the execution of all documents reasonably required by the Lender to exercise the Second Extension Option and shall deliver to the Lender, at the Borrower’s sole cost and expense, such title insurance endorsements reasonably required by the Lender;

(iv) On the Second Extension DSCR Test Date, the Borrower shall pay to the Lender an extension fee equal to 0.25% of the Outstanding Credit Exposure as of the Second Extension DSCR Test Date; and

(v) As of the Second Extension DSCR Test Date, the Project shall have a Debt Service Coverage Ratio of not less than 1.25 to 1.0.

Except as modified by the First Extension Option and the Second Extension Option, the terms and conditions of this Agreement and the other Loan Documents as modified and approved by the Lender shall remain unmodified and in full force and effect.

2.5 Use of Proceeds. The proceeds of the Loans made hereunder shall be used by the Borrower (i) to finance a portion of the cost of constructing the Project and associated costs, (ii) to provide an interest reserve in accordance with the Budget, and (iii) for such other purposes and uses as may be specifically permitted under this Agreement and the other Loan Documents.

2.6 Credit for Payments. All payments (including prepayments) made on the Loans shall be credited as of the Business Day received, provided such payment is received by the Lender no later than 2:00 p.m. (Charlotte, North Carolina time) and constitutes immediately available funds. Any payment received after said time or which does not constitute immediately available funds shall be credited upon such funds having become unconditionally and immediately available to the Lender.

2.7 Full Repayment and Reconveyance. Upon receipt of all sums owing and outstanding under the Loan Documents, the Lender shall issue a full reconveyance of the Land and Improvements from the lien of the Security Documents; provided, however, that all of the following conditions shall be satisfied at the time of, and with respect to, such reconveyance: (a) the Lender shall have received all escrow, closing and recording costs, the costs of preparing and delivering such reconveyance and any sums then due and payable under the Loan Documents, and (b) the Lender shall have received a written release satisfactory to the Lender of any set aside letter, letter of credit or other form of undertaking which the Lender has issued to any surety, governmental agency or any other party in connection with the Loan and/or the Land and Improvements.

2.8 Loans Do Not Constitute a Waiver. No Loan shall constitute a waiver of any Event of Default or waiver of any of the conditions of the Lender’s obligation to make further Loans as set forth in this Agreement, nor, in the event that the Borrower fails to satisfy any condition set forth in this Agreement, shall any such Loan have the effect of precluding the Lender from thereafter declaring such failure to be an Event of Default under Article 8 hereof.

ARTICLE 3.

CONDITIONS PRECEDENT

3.1 Conditions to Initial Loan. The Lender’s obligation to make the initial Loan on the first Borrowing Date (the “Initial Loan”) or take any other action under the Loan Documents shall be subject to the prior satisfaction or simultaneous occurrence of each of the following conditions precedent, and the Effective Date shall be the date upon which such conditions precedent are satisfied or waived by the Lender:

(a) Notice of Borrowing. The Lender shall have received a Notice of Borrowing for the Initial Loan and all other supporting documents and information as required in Article 4 hereto; and

(b) Loan Documents. The Lender shall have received all Loan Documents duly executed by each Loan Party, as applicable, and the Deed of Trust shall have been recorded in the real property records of the county where the Land is located; and

(c) Legal Opinion of Counsel to Loan Parties. The Lender shall have received, at the Borrower’s expense, a favorable opinion of legal counsel in form and content satisfactory to the Lender to the effect that (among other things): (i) the Loan Documents have been duly authorized, executed and delivered by each Loan Party, (ii) each of the Loan Documents is a legal, valid and binding instrument, enforceable against the makers thereof in accordance with their respective terms; (iii) each Loan Party is duly formed and has all requisite authority to enter into the Loan Documents; (iv) each Loan Party’s execution, delivery and performance of the Loan Documents does not violate any provision of their organizational documents or applicable law, (v) the Security Documents are in proper form for filing and create a perfected lien in favor of the Lender in the collateral; and (vi) such other matters, incident to the transactions contemplated hereby, as the Lender may reasonably request; and

(d) No Default. No Default shall have occurred and be continuing hereunder prior to or after giving effect to the Initial Loan; and

(e) No Material Adverse Effect. There shall have been no event or circumstance which has resulted in a Material Adverse Effect; and

(f) No Litigation or Proceedings. No action, suit or proceeding in any court or before any arbitrator or Governmental Authority shall have been commenced, no investigation by any Governmental Authority shall have been commenced and no action, suit, proceeding or investigation by any Governmental Authority shall have been threatened against any Loan Party that purports to enjoin, restrain, prohibit or otherwise adversely affect any transaction contemplated hereby, or that will have a Material Adverse Effect on any Loan Party; and

(g) Financial Statements of the Borrower. The Lender shall have received and approved pro forma financial statements of the Borrower giving effect to the transactions contemplated hereby, prepared and certified by a Responsible Officer, and such other information as the Lender may require; and

(h) Financial Statements of Guarantor. For each Guarantor, the Lender shall have received and, in each case, approved such Guarantor’s tax returns, including K-1 statements, for the three (3) most recent fiscal years and the personal financial statements of such Guarantor for the three (3) most recent fiscal years, including balance sheets and statements of operations and cash flows, prepared by such Guarantor, interim financial statements, and such other information as the Lender may require; and

(i) Consents, Licenses and Approvals. The Lender shall have received evidence, satisfactory to the Lender in its sole discretion (i) of all consents, licenses and approvals necessary or, in the opinion of the Lender, desirable, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, (ii) that all applicable waiting or appeal periods have expired without any action being taken by any authority that could restrain, prevent or impose any material adverse condition on any Loan Party or the transactions contemplated hereby, or that could seek or threaten any of the foregoing, and (iii) that no law or regulation shall be applicable which, in the judgment of the Lender, could have any Material Adverse Effect on any Loan Party or the transactions contemplated hereby; and

(j) Authorizations of the Borrower. The Lender shall have received a copy of the resolutions (in form and substance satisfactory to the Lender) of the members, managers or other governing body of the Borrower authorizing, as applicable, (i) the execution, delivery and performance of the Loan Documents to which it is a party, (ii) the consummation of the transactions contemplated by the Loan Documents, and (iii) the borrowings hereunder, all certified by the member, manager or other appropriate representative of the Borrower as of the date hereof. Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date of this Agreement; and

(k) Incumbency Certificate of the Borrower. The Lender shall have received a certificate of the manager or other appropriate representative of the Borrower, dated as of the date hereof, as to the incumbency and signature of each member or manager executing any Loan Document to which the Borrower is a party; and

(l) Organizational Documents of the Borrower. The Lender shall have received and approved (i) with respect to the Borrower, a copy of (A) the Operating Agreement, including all amendments thereto, certified by an officer of such limited liability company or of its managing member, (B) its articles or certificate of formation, certified by the Secretary of State of the State of Delaware, (C) a certificate of authorization to transaction business in the State of North Carolina, and (D) certificates of good standing certified by the Secretary of State of the State of Delaware and the Secretary of State of the State of North Carolina, and (ii) all other documents as the Lender may reasonably request with respect to authorization of the Loan Documents; and

(m) Fees. The Borrower shall have paid the Loan Fee to the Lender and all other fees, expenses and other sums which, pursuant to the terms of this Agreement, the Loan Documents or the Project Documents, are then due and payable; and

(n) Security Interests. The Lender shall have received satisfactory evidence that the Lender has a valid and perfected first priority security interest as of such date in all of the real and personal properties and other assets intended to be encumbered by the Loan Documents, subject only to Permitted Exceptions and the Permitted Liens; and

(o) Approval of Construction Consultant. The Construction Consultant shall have (i) provided a report to the Lender confirming that (A) Construction can be completed in accordance with the Budget, (B) the Construction Contract is consistent with an approved AIA contract format, and (C) the final Plans and Specifications and the Construction Contract satisfactorily provide for the Construction of the Project, and (ii) otherwise satisfied all conditions required by the Lender, including performance of all geotechnical reviews and site visits as required by the Lender or deemed necessary by the Construction Consultant; and

(p) Certificates. The Lender shall have received fully executed certificates from the Borrower and the Architect stating (i) that the Construction and furnishing of the Project theretofore performed (if any) was performed in accordance with the Plans and Specifications, (ii) the estimated total cost of Construction and furnishing of the Project, (iii) the percentage of in-place Construction and furnishing of the Project attained by the Borrower as of the date of the then-current Notice of Borrowing, and (iv) that the remaining non-disbursed portion of the Loans allocated for such purpose is adequate to complete the Construction and furnishing of the Project; and

(q) Consents. The Lender shall have received a fully executed copy of (i) the Architect’s Consent, which shall certify, among other things, that upon completion of Construction and issuance of a certificate of occupancy, the Project will fully comply with the Americans with Disabilities Act, (ii) the Contractor’s Consent, (iii) the Developer’s Consent and (iv) the Engineer’s Consent; and

(r) Budget; Evidence of Sufficiency of Funds. The Lender shall have received the Budget satisfactory to the Lender in its sole discretion and evidence, satisfactory to the Lender and the Construction Consultant, that the proceeds of the Loans, together with the Equity Requirement, will be sufficient to cover all costs reasonably anticipated to be incurred in completion of the acquisition, development and Construction of the Project and the obligations of the Borrower to the Lender under this Agreement; and

(s) Evidence of Acquisition of Land, Access, Availability of Utilities, Governmental Approvals. The Lender shall have received evidence satisfactory to the Lender as to: (i) the fact that the Land includes all the parcels required to develop the Project as contemplated by the Plans and Specifications, (ii) the receipt of all public entitlements to develop the Improvements, zoning and issuance of all building permits and licenses to develop the Improvements, including wetlands and storm water runoff permits, (iii) the methods of access to and egress from the Improvements, and nearby or adjoining public ways, meeting the reasonable requirements of the Improvements and the status of completion of any required improvements to such access, (iv) the existence of easements for utilities and parking and any other easements necessary to the Project, (v) the availability of storm and sanitary sewer facilities and all other required utilities, in location and capacity, sufficient to meet the reasonable requirements of the Improvements, (vi) the issuance of all Licenses and Permits except those required for use, operation or occupancy of the Improvements, and (vii) the securing of all requisite Governmental Approvals of the site plan, the sanitary facilities, the Plans and Specifications and any other matters which are subject to the jurisdiction of any Governmental Authority; and

(t) Title Insurance Policy. The Lender shall have received a fully paid Title Insurance Policy or unconditional commitment for the issuance of a Title Insurance Policy in the amount of the Commitment from the Title Insurer, in form and content acceptable to the Lender, insuring that the Deed of Trust constitutes a valid first lien in the premises intended to be encumbered thereby, free and clear of all defects and encumbrances except the Permitted Exceptions, and containing such coverage and endorsements as the Lender shall reasonably require; and

(u) Insurance. The Lender shall have received certificates or binders of insurance evidencing that the insurance required hereunder and in the Security Documents is in force and meeting the requirements set forth herein and in the Deed of Trust, naming the Lender as additional insured, mortgagee or loss payee, as its interests appear, and otherwise on terms and conditions satisfactory to the Lender, including, if the Project is located within a “special flood hazard area,” evidence of flood insurance acceptable to the Lender; and

(v) Survey. The Lender shall have received a survey of the Project meeting the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (2011), showing (i) all improvements currently in place, (ii) the boundaries of the Land and easements thereon with courses and distances indicated, (iii) the dimensions and locations of all existing improvements and of all easements, road encroachments, and utility lines, (iv) the distance to, and names of the nearest intersecting streets, (v) other facts in any way affecting the Land, and (vi) such other details as the Lender may reasonably request. The survey must include a certification as to the location of the Land within any special flood hazard area, must be certified by a licensed engineer or surveyor acceptable to the Title Insurer, and shall be satisfactory in form and substance to the Lender and the Construction Consultant; and

(w) Flood Hazard Determination. The Lender shall have received evidence as to whether or not the Land is located within an area identified as having “special flood hazards” as such term is used in the federal Flood Disaster Protection Act of 1973; and

(x) Notices. The Lender shall have received copies of all notices required by any Governmental Authority or by any Requirement of Law to be filed or given prior to commencement of Construction of the Project and evidence that all of same shall have been duly filed or given, as the case may be; and

(y) Project Documents. The Lender shall have received true and complete copies of the fully executed Project Documents, including but not limited to (i) the Construction Contract (which Construction Contract shall specify a cost of Construction of not greater than $21,500,000), and (ii) the final Plans and Specifications, certified as true and correct by the Borrower, which documents shall have been approved by the Lender, shall contain terms and provisions acceptable to the Lender, shall be in full force and effect with no defaults of any party thereto existing thereunder and shall be assigned to the Lender; and

(z) Environmental Survey. The Lender shall have received and approved, all in form and substance satisfactory to the Lender: (i) an environmental site assessment with respect to the presence, if any, of Hazardous Materials on the Land and Improvements, and (ii) copies of any initial study, negative declaration, mitigated negative declaration, environmental impact report, notice of determination or notice of exemption prepared, adopted, certified or filed by or with any governmental agency in connection with the Land and Improvements; and

(aa) Soil Report. The Lender shall have received a soil engineer’s report, satisfactory to the Lender in its sole discretion, evidencing ability of ground to support planned improvements, compaction, concrete and other tests as the Lender or the Construction Consultant may require from time to time, each in form and substance and from testing companies acceptable to the Lender; and

(bb) UCC Searches. The Lender shall have received current searches of all Uniform Commercial Code financing statements filed against the Loan Parties, as debtor, with the state of North Carolina, the jurisdiction of organization or incorporation of each Loan Party and any other jurisdiction as may be required by the Lender, showing that no Uniform Commercial Code financing statements are filed or recorded against Loan Parties listing as collateral the assets of the Loan Parties to be included as collateral under the Security Documents; and

(cc) Intentionally Deleted; and

(dd) Appraisal Requirement. The Lender shall have received and approved an Appraisal of the Project made within ninety (90) days prior to the date of this Agreement or such earlier date as may be acceptable to the Lender, which (i) appraises the Project at not less than the Minimum Required Value, and (ii) demonstrates to the Lender’s reasonable satisfaction that the Commitment does not exceed the Maximum Loan Amount. The appraiser and Appraisal must be satisfactory to the Lender (including satisfaction of applicable regulatory requirements) and the appraiser must be engaged directly by the Lender or its counsel; and

(ee) Equity. The Lender shall have received evidence satisfactory to the Lender that the Borrower has invested in the Project an amount equal to or greater than the Equity Requirement (it being acknowledged that the Borrower’s acquisition cost for the Land shall be applied toward satisfaction of the Equity Requirement); and

(ff) Officer’s Certificate. The Lender shall have received the Officer’s Certificate; and

(gg) Lien Waivers. The Lender shall have received Lien waivers bearing a then current date and prepared on forms satisfactory to the Lender from the Contractor, the Architect, the Engineer and such subcontractors or materialmen as the Lender may designate or as required by the Title Insurer; and

(hh) On Time Completion. The Lender shall have received evidence satisfactory to the Lender that the Project can reasonably be expected to be completed on or before the Scheduled Completion Date and before the date required for such completion by each of the Project Documents; and

(ii) Subordinations. All management agreements, any development agreement, and reimbursement agreements shall be fully subordinated in right of priority and payment to the Lien and security interest of the Security Documents by a subordination in form and substance satisfactory to the Lender; and

(jj) Representations and Warranties. The representations and warranties made by the Borrower in this Agreement and any representations and warranties made by the Borrower which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of the Initial Loan and of each Loan made thereafter as if made on and as of such date; and

(kk) Real Estate Taxes. The Lender shall have received evidence of payment of all real estate taxes on the Land and Improvements then due and payable; and

(ll) Additional Matters. All corporate and other proceedings and all other documents and legal matters that are expressly provided as conditions to the Initial Loan under this Agreement shall be satisfied in form and substance reasonably satisfactory to the Lender and its counsel.

3.2 Subsequent Loans. The Lender’s obligation to make any Loan after the Initial Loan, including the Final Loan, shall be subject to the following conditions, unless expressly waived by the Lender:

(a) Prior Conditions Satisfied. All conditions precedent to be satisfied on or prior to the Effective Date and any previously made Loans pursuant to Section 3.1 and this Section 3.2 shall have been satisfied as of the date of each such subsequent Loan, provided that the condition set forth in Sections 3.1(hh) and (ll) above shall be applicable only to the Initial Loan;

(b) No Damage. The Project shall have not been injured or damaged by fire or other casualty;

(c) No Liens. No lien shall have attached to the Land or Improvements superior or subordinate to the interest of the Lender under the Deed of Trust, except Permitted Liens, taxes for the current year and other matters acceptable to the Lender or expressly permitted herein;

(d) No Defaults. No Default or Event of Default shall have occurred and be continuing under any of the Loan Documents;

(e) Receipt by the Lender. The Borrower shall have furnished to the Lender the following, all of which shall be in form and substance satisfactory to the Lender and its counsel:

(i) Notice of Borrowing. A Notice of Borrowing for such Loan and all other supporting documents and information as required in Article 4 hereto.

(ii) Endorsement to Title Insurance Policy. An endorsement to the Title Insurance Policy or unconditional commitment for an endorsement to the Title Insurance Policy, advancing the effective date to the date of disbursement, indicating that there has been no change in the state of title and containing no survey exceptions not approved by the Lender, which endorsement shall, expressly or by virtue of a proper “pending disbursements” clause in the policy, increase the coverage of the policy to the aggregate amount of all Loan proceeds advanced on or before the effective date thereof without exception for mechanics’ or materialmen’s liens. In the event that the Title Insurer has required that the ALTA 9 endorsement, the ALTA 3.1 zoning endorsement and certain other endorsements to the Title Insurance Policy contain language to the effect that the coverage provided by such endorsements extends only to the “original effective date” of the Title Insurance Policy instead of advancing the effective date of such endorsements at the time the effective date of the Title Insurance Policy is advanced at each disbursement of the Loan, the Borrower agrees that the Borrower will cause the Title Insurer to update the effective date of the ALTA 9 and ALTA 3.1 zoning endorsements to the date of the applicable foundation surveys described in Section 3.2(e)(iii) below. The Borrower agrees that the Borrower will cause the Title Insurer to update the effective date of the ALTA 9 and ALTA 3.1 zoning endorsements to the effective date of the as-built survey as described in Section 6.13.

(iii) Survey. (A) Upon completion of the foundations for the Improvements or, at the option of the Lender, upon completion of the foundations of any separate building of the Improvements (it being understood that the first foundation survey and any surveys required thereafter shall also delineate all wetlands on the Project), and (B) at other times if required by the Lender, an updated and recertified survey complying with the survey requirements in Section 3.1(v) showing the location of any Improvements and any other survey matters.

(iv) Officer’s Certificate. An executed Officer’s Certificate.

(v) Certificates. Certificates from the Borrower, the Architect and the Construction Consultant stating (A) that the Construction and furnishing of the Project theretofore performed was performed in accordance with the Budget and the Plans and Specifications, (B) the estimated total cost of Construction and furnishing of the Project, (C) the Completion Percentage as of the date of the then-current Notice of Borrowing, (D) that the remaining non-disbursed portion of the Commitment allocated for such purpose is adequate to complete the Construction and furnishing of the Project, and (E) in the case of the Construction Consultant, that the Construction Consultant has reviewed the applicable Notice of Borrowing and inspected the Project, to the extent the Construction Consultant deems necessary.

(vi) Lien Waivers. Lien waivers bearing a then current date and prepared on forms satisfactory to the Lender from the Contractor, the Architect, the Engineer and such subcontractors or materialmen as the Lender may designate or as required by the Title Insurer.

(vii) Other Assurances. Such agreements, instruments, certificates and other documents as may be reasonably requested by the Lender to evidence and document the transactions contemplated herein, in the other Loan Documents and in the Project Documents, including certification that any grading and foundation Construction work has been performed in accordance with the recommendation contained in the report required under Section 3.1(aa).

(viii) On Time Completion. Evidence from the Construction Consultant satisfactory to the Lender that the Project can reasonably be expected to be completed on or before the Scheduled Completion Date, subject to any Unavoidable Delays permitted hereunder, and before the date required for such completion by each of the Project Documents.

(f) Permits and Approvals. Notwithstanding anything contained herein to the contrary, the Lender shall not be obligated to fund any Loan, unless the Borrower has obtained all permits and approvals necessary to construct the Project in accordance with the Plans and Specifications, including, without limitation, all building permits, zoning permits and approvals, and zoning variances (if required). The Borrower shall provide evidence reasonable satisfactory to the Lender evidencing receipt of all such permits and approvals.

3.3 Final Loan. The Lender’s obligation to make the Final Loan and any disbursements pursuant to Section 4.7, shall be subject to the satisfaction of all conditions under Section 3.2 for subsequent Loans and shall also be subject to the satisfaction of the following conditions unless expressly waived by the Lender:

(a) Completion. Construction shall have been completed in accordance with the Plans and Specifications, and the Lender shall receive copies of and evidence that all requirements under Section 6.23 have been met.

(b) Licenses and Permits. All Licenses and Permits shall have been obtained and there are no pending or threatened proceedings or actions to revoke, attack, invalidate, rescind, or modify any of the Licenses and Permits, or asserting that such Licenses or Permits do not permit the occupancy, maintenance, use or operation of the Project as proposed to be operated.

ARTICLE 4.

DISBURSEMENT OF THE LOANS

4.1 Procedure for Borrowing.

(a) Method of Loan Request. Subject to the terms and conditions of this Agreement, the Borrower may borrow under the Commitment during the Commitment Period, provided the Borrower shall give the Lender written notice (the “Notice of Borrowing”) signed by a Responsible Officer, which Notice of Borrowing must be received at least five (5) Business Days prior to the date of the requested Loan. The Lender’s obligation to make any Loan on the requested Borrowing Date shall be subject to (i) the Borrower’s submission of the Notices of Borrowing to the Lender on or about the same day of each month, and (ii) any additional time required by the Lender to resolve any issues related to the conditions set forth in Section 3.2 or the deliverables required with each Notice of Borrowing set forth in subsection (b) below. Each Notice of Borrowing shall be irrevocable. Each Notice of Borrowing shall specify (i) the Borrowing Date (which shall be a Business Day), and (ii) the amount of the requested Loan.

(b) Deliverables with Notices of Borrowing. With each Notice of Borrowing, the Borrower shall provide to the Lender each of the following (i) a breakdown by the cost categories used in the Budget of (A) total costs (as shown on the Budget), (B) all amounts previously disbursed, (C) the balance remaining, (D) the requested disbursement, (E) any Change Orders with respect to the Plans and Specifications, and (F) the balance to remain after the requested disbursement, (ii) if such Notice of Borrowing includes items to be paid to the Contractor, requisitions from the Contractor for such amounts, including AIA Forms 702 and 703 (or equivalent forms acceptable to the Lender) which provide a breakdown by trade and/or other categories acceptable to the Lender of (A) the total contract sum, (B) the total of all amounts previously disbursed, (C) the balance remaining, (D) the requested disbursement, and (E) the balance to remain after the requested disbursement, all of which shall be certified by the Contractor as to the accuracy of the same in form satisfactory to the Lender; and (iii) if such Notice of Borrowing includes items other than payments for work performed under the Construction Contract, a statement from the Borrower of the purpose for which the Loan is desired, together with invoices for the same.

(c) Notices of Borrowing Once Monthly. Notwithstanding anything to the contrary in this Agreement, the Borrower may submit no more than one (1) Notice of Borrowing in any calendar month and only one (1) Loan shall be made in any calendar month, unless otherwise agreed to by the Lender in its sole discretion; provided that no agreement by the Lender to permit the Borrower to submit more than one (1) Notice of Borrowing in any calendar month or to obtain more than one (1) Loan in any calendar month shall constitute a waiver of the limitation in this clause (c) or permit the Borrower to submit more than one (1) Notice of Borrowing or to obtain more than one (1) Loan in any calendar month thereafter.

4.2 Account, Pledge and Assignment, and Disbursement Authorization. At its option, the Lender may disburse the proceeds of each Loan (a) by deposit into the Account, (b) through the Title Insurer by disbursing the proceeds of such Loan to the Title Insurer (and any portion of the Loan so disbursed by the Lender to the Title Insurer shall be deemed disbursed as of the date on which the Lender makes such disbursement), (c) to any Person to whom the Lender in good faith determines payment is due (and any portion of the Loan so disbursed by the Lender shall be deemed disbursed as of the date on which the Lender makes such disbursement and shall be secured by the Deed of Trust as fully as if made to the Borrower), or (d) otherwise to or for the benefit or account of the Borrower under the terms of this Agreement. The Borrower hereby authorizes the Lender to disburse the proceeds of any Loan made by the Lender pursuant to the Loan Documents to the Account or any account designated by the Borrower in writing to the Lender or to any other Person as the Lender so determines as appropriate. No further authorization from the Borrower shall be necessary to warrant such direct Loans and all such Loans shall satisfy the obligations of the Lender hereunder and shall be secured by the Deed of Trust and the other Security Documents as fully as if made directly to the Borrower. The execution of this Agreement by the Borrower shall, and hereby does, constitute an irrevocable authorization so to advance the proceeds of the Loans. As additional security for the Borrower’s performance under the Loan Documents, the Borrower hereby irrevocably pledges and assigns to the Lender all monies at any time deposited or held in the Account, and grants the Lender a control over and security interest in the Account and all monies and proceeds of such deposited therein. All Loan proceeds shall be withdrawn and used solely for the purposes specified in the Notice of Borrowing and the Borrower shall upon the request of the Lender, promptly furnish the Lender with evidence of such use.

4.3 Loans Shortfall. The Lender shall be obligated to make Loans only at such times as the Loans are “in balance.” The Loans shall be deemed “in balance” only at such times as the sum of (i) the Commitment minus the Aggregate Loans, plus (ii) any unfunded portion of the Equity Requirement, are sufficient, as determined by the Lender in its good faith sole discretion, in the aggregate and individually as to each Line Item category in the Budget (taking into account any Contingency or Line Item savings that the Borrower is allowed to reallocate in accordance with this Agreement), to pay all costs of completing the Project and to pay all other Project Costs set forth in the Budget through the completion of Construction of the Project. For the purposes of determining whether or not the Loans are “in balance” as provided herein, any funds allocated to the Contingency and not previously reallocated shall only be reallocated if and as may be elected by the Lender in its sole discretion.

In the event that the Lender determines, in its reasonable discretion following consultation with the Borrower, that funds available from cost savings and the Contingency are not sufficient to restore the Loan to “in balance” as provided herein, (i) the Lender shall not be obligated to make any Loans hereunder, and (ii) the Borrower shall, within five (5) Business Days after written notice from the Lender, deposit or cause to be deposited with the Lender, immediately available funds sufficient to bring the Loans “in balance” (such funds, the “Shortfall Funds”), as determined by the Lender in its good faith sole discretion. The determination as to whether or not the Loans are “in balance” as required by this Section may be made by the Lender at any time, including with each request for a Loan.

The Shortfall Funds shall be deposited into an interest-bearing account with the Lender, shall be pledged to the Lender as additional collateral for the Loans, shall be disbursed on the same terms and conditions as funds are disbursed from the Loan proceeds and shall be disbursed prior to any further disbursement of funds from the Loan proceeds. Within five (5) Business Days after the Lender’s request, (i) the Borrower shall execute and deliver to the Lender such documents, in form reasonably acceptable to the Lender, as are reasonably requested by the Lender in connection with the deposit of the Shortfall Funds, including a pledge agreement, and (ii) the Borrower shall reimburse the Lender for the reasonable costs and expenses incurred by the Lender in connection therewith, including reasonable attorneys’ fees and costs.

4.4 Budget. The Borrower has submitted to the Lender the Budget specifying all costs and expenses of every kind and nature whatsoever to be incurred by the Borrower in connection with the Construction as described more fully in Section 4.5. The Budget includes, in addition to the Line Items described in Section 4.5, the Contingency described in Section 4.6. All changes to the Budget (other than those resulting from Change Orders which the Borrower is permitted to make pursuant to Section 7.6 and changes in Line Items which the Borrower is permitted to make pursuant to Section 4.5) shall in all respects be subject to the prior written approval of the Lender. The Lender’s approval of the Budget or changes thereto does not constitute a representation or agreement of the Lender that all such costs and expenses are accurate or properly reflected in the Budget or that it has been approved by any required party, the responsibility therefor being solely with the Borrower.

4.5 Budget Line Items. The Budget shall include as line items (“Line Items”) the cost of all labor, services, materials, equipment, fixtures and furnishings needed for the completion of Construction of the Project, and all other costs, fees, and expenses relating in any way whatsoever to the Construction or the furnishing, fixturing, equipping, use, occupancy, maintenance or operation of the Project prior to the Completion Date, including the cost of architect fees, engineering fees, attorneys’ fees, leasing commissions, advertising and promotion expenses, interest, real estate taxes, survey costs, title insurance premiums, premiums on other insurance policies required to be furnished by the Borrower hereunder for the Project prior to the Completion Date, any other unpaid Loan expenses and fees referred to and described in this Agreement, and procurement of all Governmental Approvals and any Licenses and Permits necessary to make the Project ready for use and occupancy, and all other sums due in connection with Construction and operation of the Project, the Loans and this Agreement prior to the Completion Date. The Borrower agrees that all Loan proceeds disbursed by the Lender shall be used only for the Line Items for which such proceeds were disbursed. The Lender shall not be obligated to disburse any amount for any category of costs set forth as a Line Item which is greater than the amount set forth for such category in the applicable Line Item, except for disbursement of Contingency that is not subject to the approval of the Lender as set forth in Section 4.6. In the event that there is an excess of any Line Item over the actual costs incurred in connection with the work associated with such Line Item, as determined by the Lender after consultation with the Borrower and the Construction Consultant after such work has been completed and all such costs have been paid in full, such excess may be reallocated to another Line Item at the Borrower’s request; provided, however, that no such allocation shall be made to development fees, overhead or similar costs of any Loan Party and in no event shall such allocation be applied to costs payable to any Loan Party or any of Affiliate of a Loan Party. The Borrower agrees that the Lender may, at any time after the occurrence of a Default and for so long as a Default continues, without prior written notice to the Borrower, disburse the Line Items for the purposes for which they had been set aside, or for any other Project related purposes as the Lender may determine, either by payment of such items or by reimbursement to the Borrower for payments actually made by the Borrower for such items.

4.6 Contingency. The Budget shall contain a Line Item in an amount satisfactory to the Lender designated as the contingency (the “Contingency”) which represents an amount necessary to provide assurances to the Lender that additional funds are available to be used if additional costs and expenses are incurred, or additional interest accrues on the Loans or unanticipated events or problems occur. Subject to the provisions of Sections 4.4 and 4.5, any disbursements of the Contingency shall be subject to the prior written approval of the Lender except for disbursement of Contingency that does not exceed $100,000 for each individual disbursement and does not exceed $300,000 for all such disbursements during the term of this Agreement.

4.7 Retainage. The Lender may retain from all advances of Loans an aggregate amount of not less than 7.5% of Direct Costs actually incurred by the Borrower for work in place as part of the Project, as determined from time to time by the Construction Consultant (the “Retainage”); provided, however, that disbursements of portions of such Retainage may, at the option of the Lender, be made hereunder for the purpose of making final payment of any balance due any subcontractor after full and final completion of the work on the Improvements being done by such subcontractor, as determined by Construction Consultant, and delivery to the Lender of such evidence as may be required by the Lender to assure the Lender that no party claims or has a right to claim any statutory or common law lien arising out of such subcontractor’s work or the supplying of labor, material, and/or services in connection therewith; provided further that, once the Project has been substantially completed in accordance with the Plans and Specifications, as determined by the Construction Consultant and the Lender, all the remaining Retainage may be disbursed to the Borrower other than 150% of the costs for punch list items, or final items to be fixed upon final walk through of the Project. Upon satisfaction of all conditions to the Final Loan, as set forth in Section 3.3, the Lender shall disburse to the Borrower, as the Final Loan, any and all amounts then being retained by the Lender under this Section.

4.8 Development Fee and Construction Management Fee. The Development Fee shall be paid as follows: 15% of the total fee shall be paid by the Borrower upon the Borrower’s acquisition of the Land (and such payment shall be applied toward satisfaction of the Equity Requirement), and the remaining amount shall be paid in eighteen (18) equal monthly installments, beginning on the first Borrowing Date after the Construction Commencement Date and thereafter on the Borrowing Date in each subsequent month. The Construction Management Fee shall be paid in equal monthly installments over the term of Construction, beginning on the first Borrowing Date after the Construction Commencement Date and thereafter on the Borrowing Date in each subsequent month. For the avoidance of doubt, no Loan shall be made hereunder for payment of the Development Fee or the Construction Management Fee until all requirements set forth in Section 3.1 have been satisfied, including but not limited to the requirement contained in Section 3.1(ee) with respect to the Equity Requirement. Further, if the conditions for the Final Loan are satisfied sooner than any scheduled monthly payments of the Development Fee or the Construction Management Fee, the Lender shall advance the balance of the Development Fee and the Construction Management Fee in connection with the Final Loan.

4.9 Stored Materials. The Borrower shall cause all materials supplied for or intended to be utilized in the Construction of the Improvements, but not yet affixed to or incorporated into the Improvements or the Land, to be stored on the Land or at such other site as the Lender may approve, in each case with adequate safeguards to prevent loss, theft, damage or commingling with materials for other projects. Except as may otherwise be approved by the Lender, all stored materials must be incorporated into the Project within sixty (60) days of the Borrower’s Notice of Borrowing regarding such materials, and the following conditions shall apply: (i) copies of all invoices related to such stored materials and a stored material inventory sheet shall be submitted with the Notice of Borrowing, (ii) with respect to materials stored on the Land, such materials shall be adequately secured, as determined by the Construction Consultant, and (iii) with respect to materials stored off the Land, such materials must be (A) adequately stored at a bonded warehouse or other site approved by the Lender, in which case such stored materials must be segregated and specifically identifiable with respect to the Project, (B) insured under an insurance policy naming the Lender as an additional insured, (C) subject to a first priority lien held by the Lender, and (D) subject to inspection by the Construction Consultant. In the event that the Lender approves the storage of materials at a site other than the Land as provided herein, at no time shall the value of such materials stored at a site or sites other than the Land exceed $50,000.

4.10 Correction of Defects. (a) Within five (5) Business Days after the Borrower acquires knowledge of or is given notice of a material defect in workmanship in the Project or any material departure from the Plans and Specifications, or any other requirement of this Agreement, proceed diligently to correct all such defects and departures unless otherwise permitted by the Lender, and (b) complete such corrections within thirty (30) days after the Borrower acquires such knowledge or is given such notice, or, if such corrections cannot be completed within thirty (30) days, such additional period of time as it shall take with diligence to complete such corrections. Upon the Borrower acquiring knowledge of such defect or departure, the Borrower shall promptly advise the Lender in writing of such matter and the measures being taken to make such corrections along with an estimate of the time of completion. Prior to a subsequent disbursement of any Loan proceeds, the Borrower shall advise the Lender of the status of any corrections which have not been completed. Nothing in this Section shall affect the Borrower’s obligation to complete the Construction on or before the Scheduled Completion Date, subject to any Unavoidable Delays permitted hereunder.

4.11 Construction Consultant. The Lender shall have the right to retain, at the Borrower’s expense, the Construction Consultant to (i) review and advise the Lender with respect to all Construction Documents, Change Orders, governmental permits and approvals, governmental agency filings, and other matters related to the design, construction, operation and use of the Project, (ii) to confirm the feasibility of the Construction of the Project and the adequacy of the Borrower’s Budget, (iii) to monitor the progress of the development and Construction of the Project and (iv) to review on behalf of the Lender all Notices of Borrowing submitted by the Borrower. The fees and expenses of the Construction Consultant, whether internal or external, including all such fees and expenses incurred and unpaid to the date hereof, shall be due and payable by the Borrower as provided for herein or otherwise on demand. The Borrower acknowledges that (a) the Construction Consultant has been retained by the Lender to act as a consultant, and only as a consultant, to the Lender in connection with the development of the Project, and the Construction Consultant may be an employee of the Lender, (b) the Construction Consultant shall in no event have any power or authority to make any decision or to give any approval or consent or to do any other thing which is binding upon the Lender, and any such purported decision, approval, consent or act by the Construction Consultant on behalf of the Lender shall be void and of no force or effect, (c) the Lender reserves the right to make any and all decisions required to be made by the Lender under this Agreement, in its sole and absolute discretion, and without in any instance being bound or limited in any manner whatsoever by any opinion expressed or not expressed by the Construction Consultant to the Lender or any other person with respect thereto, (d) the Lender is entitled to the right but not the obligation to rely conclusively on the reports of the Construction Consultant with respect to any matter relating to the Construction of the Improvements, and (e) the Lender reserves the right in its sole and absolute discretion to replace the Construction Consultant with another inspector at any time and without prior notice to or approval by the Borrower. All inspections by or on behalf of the Lender or the Construction Consultant shall be solely for the benefit of the Lender, and the Borrower shall have no right to claim any loss or damage against the Lender or the Construction Consultant (whether or not an employee of the Lender) arising from any alleged (x) negligence or failure to perform such inspections, (y) failure to monitor disbursements of Loans or the progress or quality of Construction, or (z) failure to otherwise properly administer any aspects of the Loans.

4.12 Telephonic Notices. The Borrower hereby authorizes the Lender to extend Loans and to transfer funds, in each case based on telephonic notices made by any Person or Persons who the Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Notices of Borrowing to be given telephonically. The Borrower agrees to deliver promptly to the Lender a written confirmation of each telephonic notice signed by a Responsible Officer. If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern, absent manifest error.

4.13 Advances to the Borrower and Contractor Jointly. Upon the occurrence of an Event of Default, and so long as it continues unremedied or uncured, at its option, the Lender may make any or all Loans to the Borrower and any contractor jointly either by check payable to the Borrower and such contractor jointly or by depositing any such Loan in a joint bank account established for such purpose requiring the joint authorization of or direction of the Borrower and such contractor for withdrawals.

4.14 Loans to Fund Interest Reserve. Loans to make interest payments due hereunder and payments on any Swap Contracts shall be made monthly, to the extent requested by the Borrower, provided that (i) each monthly Loan shall not exceed the Borrower’s interest obligations actually due and payable on the Loan or payments actually due on any applicable Swap Contracts, and (ii) the aggregate amount of all Loans made to the Borrower by the Lender for this purpose shall not exceed $882,895, as set forth in the interest reserve Line Item. In addition to the foregoing, the Lender may make Loans to fund interest payments due hereunder and payments due on any Swap Contracts as set forth above without the prior request or consent of the Borrower.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES

As a material inducement to the Lender’s entry into this Agreement, the Borrower represents and warrants to the Lender as of the Effective Date and continuing thereafter that:

5.1 Insurance. The Loan Parties have insurance covering the Loan Parties and their respective properties in such amounts and against such risks and casualties as are customary for persons or properties of similar character and location, due regard being given to the type of improvements thereon, their construction, location, use and occupancy. The Borrower is in compliance with the insurance requirements in Section 6.6. As of the date hereof, none of the Loan Parties has received notice that any such insurance has been cancelled, not renewed or impaired in any way.

5.2 Authority/Enforceability. The Borrower (a) is duly organized or formed, as appropriate, validly existing and in good standing under the laws of the jurisdiction described in the preamble of this Agreement, its jurisdiction of organization, (b) is duly authorized to transact business in each state in which the Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which the Borrower is doing business in compliance with all laws and regulations applicable to its organization, existence and transaction of business, (c) has all necessary rights and powers to own, construct, and operate the Project, to deliver and perform in accordance with the Loan Documents and Project Documents and to borrow hereunder, and (d) has taken all corporate or other action necessary to be taken by it to authorize (i) the borrowings on the terms and conditions of this Agreement and the Note, and (ii) the execution, delivery and performance of the Loan Documents and Project Documents. The Borrower’s legal name is as set forth in the preamble of this Agreement and on the signature pages hereof, and the Borrower has not done business under any assumed name, unless set forth on a schedule to this Agreement.

5.3 Binding Obligations. The Borrower is authorized to execute, deliver and perform its obligations under the Loan Documents, and such obligations and the Loan Documents are valid and binding obligations of the Borrower in accordance with their terms.

5.4 Formation and Organizational Documents. The Borrower has delivered to the Lender all formation and organizational documents of the Borrower and all such formation and organizational documents remain in full force and effect and have not been amended or modified since they were delivered to the Lender. The Borrower shall immediately provide the Lender with copies of any amendments or modifications of the formation or organizational documents.

5.5 No Subsidiaries. The Borrower has no subsidiaries.

5.6 No Violation. The Borrower’s execution, delivery, and performance under the Loan Documents do not (a) require any consent or approval not heretofore obtained under any partnership agreement, operating agreement, articles of incorporation, bylaws or other document, (b) to the best of the Borrower’s knowledge after due inquiry, violate any governmental requirement applicable to the Land and Improvements or any other statute, law, regulation or ordinance or any order or ruling of any court or governmental entity, (c) to the best of the Borrower’s knowledge after due inquiry, conflict with, or constitute a breach or default or permit the acceleration of obligations under any agreement, contract, lease, or other document by which the Borrower is or the Land and Improvements are bound or regulated, or (d) to the best of the Borrower’s knowledge, violate any statute, law, regulation or ordinance, or any order of any court or Governmental Authority.

5.7 Compliance with Laws. The Borrower has, and at all times shall have obtained, all permits, licenses, exemptions, and approvals necessary to construct, occupy, operate, lease and market the Land and Improvements, and shall maintain compliance with all governmental requirements applicable to the Land and Improvements and all other applicable statutes, laws, regulations and ordinances necessary for the transaction of its business.

5.8 No Litigation. Except as disclosed to the Lender in writing, there are no claims, actions, suits, or proceedings pending, or to the Borrower’s knowledge threatened, against the Borrower or affecting the Project, Land or Improvements.

5.9 Financial Condition. All financial statements and information heretofore and hereafter delivered to the Lender by or on behalf of the Borrower, including, without limitation, information relating to the financial condition of any Loan Party, the Land, the Improvements, or members of any Loan Parties, fairly and accurately represent the financial condition of the subject thereof and have been prepared (except as noted therein) in accordance with accounting principles acceptable to the Lender and consistent with the financial statements provided at closing. The Borrower acknowledges and agrees that the Lender may in its reasonable discretion request and obtain additional information from third parties regarding any of the above, including, without limitation, credit reports.

5.10 No Material Adverse Effect. Since the dates of the latest financial statements furnished to the Lender, to the best of the Borrower’s knowledge after due inquiry, there has been no event or circumstance which has resulted in a Material Adverse Effect, and, except as otherwise disclosed to the Lender in writing, the Borrower has not entered into any material transaction which is not disclosed in such financial statements.

5.11 Accuracy. All reports, documents, instruments, information and forms of evidence delivered to the Lender concerning the Loan or security for the Loan or required by the Loan Documents are accurate, correct and sufficiently complete to give the Lender true and accurate knowledge of their subject matter, and do not contain any material misrepresentation or omission.

5.12 Tax Liability. The Borrower has filed all required federal, state, county and municipal tax returns and has paid all taxes and assessments owed and payable, and the Borrower has no knowledge of any basis for any additional payment with respect to any such taxes and assessments.

5.13 Ownership of Property. The Borrower has title to, valid leasehold interests in, or is licensed to use, all of its properties and assets, real and personal, including a good and marketable fee estate in the Land and Improvements. None of the properties and assets owned by the Borrower, and none of its leasehold interests, is subject to any Lien other than a Permitted Exception, Permitted Lien or a Lien created by the Loan Documents or otherwise as disclosed in the financial statements of the Borrower delivered to the Lender pursuant to Section 3.1 hereof.

5.14 Utilities. All utility services, including, without limitation, gas, water, sewage, electrical and telephone, necessary for the occupancy of the Land and Improvements are available at or within the boundaries of the Land, or will be made available upon completion of Construction.

5.15 Americans with Disabilities Act Compliance. The Improvements have been designed and will be constructed, completed and maintained (or upgraded) in strict accordance and full compliance with all of the requirements of the Americans with Disabilities Act. The Borrower shall be responsible for all Americans with Disabilities Act compliance costs.

5.16 Business Loan. The Loan is a business loan transaction in the stated amount solely for the purpose of carrying on the business of the Borrower and none of the proceeds of the Loan will be used for the personal, family or agricultural purposes of the Borrower.

5.17 Tax Shelter Regulations. No Loan Party, nor any subsidiary of any of the foregoing, intends to treat the Loans or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). If the Borrower, or any other party to the Loans determines to take any action inconsistent with such intention, the Borrower will promptly notify the Lender thereof. If the Borrower so notifies the Lender, the Borrower acknowledges that the Lender may treat the Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Lender will maintain the lists and other records, including the identity of the applicable party to the Loans as required by such Treasury Regulation.

5.18 Absence of Defaults. No Loan Party is in default under its organizational documents, and no event has occurred, which has not been remedied, cured or irrevocably waived: (a) which constitutes an Event of Default; or (b) which constitutes, or which with the passage of time, the giving of notice, a determination of materiality, the satisfaction of any condition, or any combination of the foregoing, would constitute, an event of default by any Loan Party under any agreement (other than this Agreement) or judgment, decree or order to which any Loan Party is a party or by which any Loan Party or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, involve indebtedness or other obligations or liabilities in excess of $100,000.

5.19 Regulation U. No Loan Party is engaged, nor will any of them engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

5.20 Investment Company Act. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.21 ERISA. The Borrower is in compliance in all material respects with ERISA. There has been no Reportable Event (as defined in ERISA) with respect to any Plan. There has been no institution of proceedings or any other action by PBGC, any Loan Party or any Commonly Controlled Entity to terminate or withdraw or partially withdraw from any Plan under any circumstances which could lead to material liabilities to PBGC or, with respect to a Multiemployer Plan, the Reorganization or Insolvency (as each such term is defined in ERISA) of the Plan.

5.22 Solvency. After giving effect to the Loans and the transactions contemplated by this Agreement, each Loan Party is solvent, having assets of a fair salable value which exceed the amount required to pay its debts as they become absolute and matured (including contingent, subordinated, unmatured and unliquidated liabilities), and each Loan Party is able to and anticipates that it will be able to meet its debts as they mature and has adequate capital to conduct the business in which it is, and it proposes to be, engaged.

5.23 Hazardous Materials. Without in any way limiting the other representations and warranties set forth in this Agreement, except as disclosed to the Lender in writing or in the environmental due diligence materials provided to the Lender, the Borrower hereby specially represents and warrants: (a) to the best of the Borrower’s knowledge, the Land and Improvements are not and have not been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials other than commercially reasonable amounts of such materials used in the ordinary course of operation of the Land which are used and stored in accordance with all applicable environmental laws, ordinances and regulations, (b) to the best of the Borrower’s knowledge, the Land and Improvements are in compliance with all Hazardous Materials Laws, and (c) after reasonable investigation, the Borrower has no knowledge of and has received no written notice or other communication from any Person regarding any pending or threatened claims or actions relating to Hazardous Materials or pursuant to any Hazardous Materials Laws (“Hazardous Materials Claims”) against the Borrower, the Land or Improvements.

5.24 OFAC. No Loan Party nor any Affiliate of a Loan Party: (i) is a Sanctioned Person, (ii) has more than ten percent (10%) of its assets in Sanctioned Entities, or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of the Loans will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Entity.

5.25 Plans and Specifications. The Borrower has furnished the Lender true and complete copies of the preliminary Plans and Specifications, which comply (and the Improvements when constructed in accordance with the final Plans and Specifications, will likewise comply) with all applicable provisions of the Project Documents and with all Requirements of Law, including those relating to erosion control, land use and development, subdivision of property, environmental matters, zoning, fire safety, or structural, architectural or other features of buildings or other improvements to property or the uses thereof (including those regulating or requiring access or special facilities for disabled persons), and which have been approved by all required parties to the extent applicable.

5.26 Improvements. Neither the Construction of the Improvements nor the use of the Project when completed will violate (a) any Requirements of Law (including subdivision, zoning, building, environmental protection and wetlands protection laws), (b) any building permits, restrictions of record, or any agreement affecting the Improvements or any part thereof, or (c) any of the Project Documents. Neither the zoning of the Land nor any other right to construct or to use the Improvements is to any extent dependent upon or related to any real estate other than the Land, except for offsite stormwater drainage for the Project and related appurtenant easements. Without limiting the generality of the foregoing, prior to the Construction Commencement Date, all Governmental Approvals required to complete the Construction of the Project in accordance with the Plans and Specifications will have been obtained and will be final, unappealed, and unappealable, and remain in full force and effect without restriction or modification. Prior to the Construction Commencement Date, the final Plans and Specifications for all of the buildings in the Project will have been submitted for all permits and there will exist no pending issues or conditions to the issuance of the building permits for the Project (other than the normal plan review process). All Requirements of Law relating to the Construction and operation of the Improvements have been or will be complied with, as applicable, and all permits and licenses required for the operation of the Improvements which cannot be obtained until Construction is completed can be obtained if the Improvements are completed in accordance with the Plans and Specifications. No portion of any buildings included in the Improvements will be located in an area having special flood hazards according to the flood hazard boundary maps used by the United States Department of Housing and Urban Development in connection with the National Flood Insurance Program. All public improvements included as part of the Project have been fully authorized by appropriate municipal ordinance or other required municipal action. Construction of the Project will comply with the Plan of Development, and the Borrower has satisfied all conditions imposed by all Governmental Authorities in connection with the grant of subdivision for the Project. Prior to the Construction Commencement Date, the Borrower will have satisfied all conditions imposed by all Governmental Authorities in connection the land development approval for the Project.

5.27 Management. Other than the CNL Property Management Agreements, the Borrower has not entered into any documents or agreements of any nature whatsoever with respect to the management and operation of the Project without the prior consent of the Lender.

ARTICLE 6.

AFFIRMATIVE COVENANTS

The Borrower hereby unconditionally covenants and agrees that, from the date hereof and so long as the Commitment remains in effect, any portion of the Note remains outstanding and unpaid, or any other Obligations of any Loan Party under the Loan Documents remain outstanding to the Lender, the Borrower shall:

6.1 Expenses. Immediately pay the Lender upon demand all costs and expenses incurred by the Lender in connection with: (a) the preparation of this Agreement and all other Loan Documents contemplated hereby, (b) the administration of this Agreement and the other Loan Documents for the term of the Loan, and (c) the enforcement or satisfaction by the Lender of any of the Borrower’s obligations under this Agreement or the other Loan Documents. For all purposes of this Agreement, the Lender’s costs and expenses shall include, without limitation, all appraisal fees, engineering and inspection fees, legal fees and expenses, accounting fees, environmental consultant fees, auditor fees, UCC filing fees and/or UCC vendor fees, flood certification vendor fees, tax service vendor fees, lease review costs, and the cost to the Lender of any title insurance premiums, title surveys, reconveyance and notary fees. The Borrower recognizes and agrees that formal written Appraisals of the Land and Improvements by a licensed independent appraiser may be required by the Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis, and that the Lender may, at its option, require inspections of the Land and Improvements by an independent third party at least semi-annually. If any of the services described above are provided by an employee of the Lender, the Lender’s costs and expenses for such services shall be calculated in accordance with the Lender’s standard charge for such services.

6.2 ERISA Compliance. Comply with the provisions of ERISA with respect to any Plan to which it is a party, and as soon as possible after the Borrower knows, or has reason to know, that any Reportable Event (as defined in ERISA) with respect to any such Plan has occurred, it shall furnish to the Lender a written statement setting forth details as to such Reportable Event and the action, if any, which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to the PBGC.

6.3 Leasing. Upon completion of Construction, use commercially reasonable efforts to maintain all leasable space in the Land or Improvements leased at no less than fair market rental rates.

6.4 Income to be Applied to Debt Service. Apply all Gross Operating Income from the Land and Improvements only to the payment of (i) Permitted Operating Expenses, (ii) accrued interest and outstanding principal on the Loans, and (iii) Permitted Distributions, provided, however, that no Permitted Distributions may be made after the occurrence and during the continuance of any Default.

6.5 Further Assurances. Upon the Lender’s request and at the Borrower’s sole cost and expense, execute, acknowledge and deliver any other instruments and perform any other acts necessary, desirable or proper, as reasonably determined by the Lender, to carry out the purposes of this Agreement and the other Loan Documents or to perfect and preserve any liens intended to be created by the Loan Documents. The Borrower will furnish such additional information and statements, as the Lender may reasonably request from time to time.

6.6 Insurance.

(a) In addition to the insurance required by the Security Documents, maintain at the Borrower’s sole expense, the following policies of insurance in form and substance satisfactory to the Lender. Capitalized terms used in this Article shall have the same meaning as such terms are commonly and presently defined in the insurance industry.

(i) Title Insurance: The Title Insurance Policy, together with any endorsements which the Lender may reasonably require, insuring the Lender, in the principal amount of the Commitment, of the validity and the priority of the lien of the Deed of Trust upon the Land and Improvements, subject only to Permitted Exceptions. During the term of the Loan, the Borrower shall deliver to the Lender, within ten (10) days of the Lender’s written request, such other endorsements to such Title Insurance Policy as the Lender may reasonably require with respect to the Land.

(ii) Builder’s Risk Insurance: During Construction of the Project, Special Form Builder’s Risk Insurance (on a Completed Value Form) (the “Builder’s Risk Policy”), with such coverage and endorsements as the Lender may require, insuring the Lender against damage to the Improvements in an amount not less than 100% of the full replacement cost of the Improvements. The Builder’s Risk Policy shall adequately insure any and all Loan collateral, whether such collateral is onsite, stored offsite or otherwise. The deductible amount under the Builder’s Risk Policy shall be borne by the Borrower in the event of a loss, and such deductible shall not be greater than $25,000 per occurrence. In the event of a loss, the Borrower shall (i) abide by all provisions of the Builder’s Risk Policy, including proper and timely notice of the loss to the insurer, (ii) notify Lender of any loss in the amount of $25,000 or greater, and (iii) not settle any claim equal to or greater than $25,000 without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed. Debris removal coverage shall be included in an amount deemed appropriate by the Borrower, but in no event less than $250,000 for removal from a casualty loss and no less than $10,000 for debris removal of Hazardous Materials.

(iii) Property Insurance: Special Form Property Insurance (the “Property Insurance Policy”) against loss or damage to the Project, including but not limited to, perils of fire, lightning, water, wind, theft, vandalism and malicious mischief, plate glass breakage and perils typically provided for under an Extended Coverage Endorsement and other forms of broadened risk perils, in an amount not less than 100% of the full replacement cost of the Improvements. The deductible amount under the Property Insurance Policy shall be borne by the Borrower in the event of a loss, and such deductible shall not be greater than $25,000 per occurrence. In the event of a loss, the Borrower shall (i) abide by all provisions of the Property Insurance Policy, including proper and timely notice of the loss to the insurer, (ii) notify Lender of any loss in the amount of $25,000 or greater, and (iii) not settle any claim equal to or greater than $25,000 without the prior written consent of the Lender, which consent shall not be unreasonably withheld or delayed.

(iv) Intentionally deleted.

(v) Flood Insurance: If the flood determination performed by the Lender shows that the Land is located in a “Special Flood Hazard Area” according to FEMA, flood insurance under the National Flood Insurance Program (“NFIP”) in an amount required by the Lender and in accordance with NFIP requirements. In addition to the flood insurance required under the NFIP, the Lender requires that all of the Land and Improvements located in a “Special Flood Hazard Area” shall be insured through private placement flood insurance in an amount required by the Lender.

(vi) Delay and Loss of Earning and Rents Insurance: Until completion of Construction, insurance against the loss of earnings and rents as a result of any delay in Construction (when such delay is caused by an insured peril under the Builder’s Risk Policy or any other property insurance covering the Project) written in an “all risks” form, either as an endorsement to the Builder’s Risk Policy or under a separate policy, in an amount sufficient (in the Lender’s opinion) to cover all payments due hereunder for a period of not less than six (6) months. Upon completion of Construction, the Borrower shall maintain insurance against the loss of earnings and rents written in an “all risks” form, either as an endorsement to the Property Insurance Policy or under a separate policy, in an amount sufficient (in the Lender’s opinion) to cover not less than twelve (12) months’ lost earnings and rents.

(vii) Liability Insurance: Until completion of Construction, the Contractor shall maintain an Insurance Service Office industry standard or equivalent Commercial General Liability policy, including contractual liability, insuring against liability for injury and/or death to any person and/or damage to any property occurring on the Land and/or in the Improvements. Such policy shall contain limits of liability for bodily injury and property damage in an amount not less than $1,000,000 per occurrence, with an aggregate of $2,000,000 per year and shall name the Lender and the Borrower as additional insureds thereunder. In addition, the Contractor shall maintain (i) an Automobile Liability insurance policy with limits of liability for bodily injury and property damage in an amount not less than $1,000,000 per accident, and (ii) an Umbrella Liability insurance policy in an amount not less than $5,000,000 per occurrence, with an aggregate combined single limit for all liability and a $10,000 self-insured retention for exposure not covered in the Borrower’s underlying primary policies. The Umbrella Liability policy shall name the policies of Commercial General Liability, Automobile Liability and Employer’s Liability in its underlying schedule. Upon completion of Construction, the Borrower shall maintain a Commercial General Liability insurance policy, an Automobile Liability insurance policy and an Umbrella Liability insurance policy in accordance with the requirements set forth above in this subsection (vii).

(viii) Commercial Blanket Employee Dishonesty: Upon completion of Construction, any manager or leasing company managing the Project shall maintain a Commercial Blanket Bond covering all employees of such party, including its officers and directors, against loss as a result of any employee’s dishonesty and shall name the Lender and the Borrower as additional insureds thereunder, provided, that the foregoing shall not apply to the CNL Managers unless the CNL Managers are actually managing the day-to-day operations of the Project. The policy limit for such policy shall be in an amount not less than $1,000,000, subject to a deductible of not greater than $50,000 per occurrence.

(ix) Worker Compensation Insurance: Workers Compensation insurance covering all of the employees of the Borrower, the Contractor and subcontractors for the Project and any other contractor employed to manage or maintain the Project in accordance with Requirements of Law, including Other States Coverage. Such policy shall also provide coverage as follows: (i) Bodily Injury by Accident coverage in an amount not less than $500,000 per accident, and (ii) Bodily Injury by Disease coverage in an amount not less than $500,000 per employee with a $500,000 policy limit. The Borrower shall require or shall cause the Contractor to require evidence of Workers Compensation insurance from each and every subcontractor in form and limits acceptable to the Lender. Upon completion of Construction of the Project, the Borrower shall require any contractor employed to manage or maintain the Project to provide evidence of Workers Compensation insurance to the Borrower in such form and with such limits deemed acceptable to the Borrower.

(x) Other Coverage: The Borrower shall provide to the Lender evidence of such other reasonable insurance in such reasonable amounts as the Lender may from time to time request against such other insurable hazards which at the time are commonly insured against for property similar to the Land located in or around the region in which the Land is located. Such coverage requirements may include but are not limited to coverage for earthquake, acts of terrorism, business income, sink hole, soft costs or environmental. In addition, the Borrower shall provide to the Lender evidence of liability insurance carried by the Contractor, in such form and with such limits acceptable to the Lender.

(b) Require or shall cause the Contractor to require insurance to protect the Contractor and its subcontractors for damage to, including the loss of use of, any tools, equipment or vehicles, whether or not licensed for road use, including all owned, leased, hired or borrowed equipment or vehicles. The Lender assumes no responsibility for the loss or damage to such vehicles or equipment.

(c) Cause the Lender to be named as a loss payee under a Lender’s Loss Payable Endorsement or Standard Mortgagee Clause Endorsement or additional insured, as appropriate, on all insurance policies required in subsection (a) above.

(d) All insurance policies shall (i) be issued and maintained by insurers approved to do business in the state of North Carolina, (ii) have an A.M. Best Company financial rating of at least an “A-IX” or better, (iii) obligate the insurer to defend the Lender as an additional insured thereunder with respect to any third party liability claim brought against the Lender, (iv) permit the Lender to pay the policy premiums on the Borrower’s behalf at the Lender’s discretion, and (v) otherwise be acceptable to the Lender in its reasonable discretion.

(e) All insurance policies shall require not less than ten (10) days’ prior written notice to the Lender of any cancellation or change of coverage for nonpayment of premiums and not less than thirty (30) days’ prior written notice to the Lender of any cancellation or change of coverage for any other reason (including a reduction in coverage). During Construction of the Project, such notices shall be sent to Regions Bank, Attn - Commercial Loan Administration, 1042 Main Street, 2nd Floor, Dunedin, Florida 34698. Upon completion of Construction of the Project, such notices shall be sent to Regions Bank, Attn - Insurance Tracking Department, P.O. Box 12926, Birmingham, Alabama 35202.

(f) Subject to notice provisions set forth in subsection (e) above, the Builder’s Risk Policy shall contain a Standard Mortgage Holder Endorsement to guarantee to the benefit of the Lender that such coverage shall not be voided or canceled, without proper notice as set forth above by reason of (i) any act of negligence, of breach of any condition, declaration of warranty contained in any such policy by the Borrower or any third party, (ii) the occupation, operation or use of the Project for purposes more hazardous than those permitted by the terms of the policy, (iii) any foreclosure or other proceeding or notice of sale relating to the Project, or (iv) any change in the title to or ownership of the Project or any portion thereof.

(g) Notify the Lender promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section or any of the Security Documents is taken out by the Borrower, and promptly deliver to the Lender a duplicate original copy of such policy or policies.

(h) All insurance policies shall be in amounts, with deductibles, and in form reasonably satisfactory to the Lender.

(i) All insurance policies maintained, or caused to be maintained, by the Borrower with respect to the Project, except for public liability insurance, shall provide that each such policy shall be primary without right of contribution from any other insurance that may be carried by the Borrower or the Lender and that all of the provisions thereof, except the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

(j) Deliver to the Lender, prior to the execution of this Agreement, a copy of each original insurance policy and a satisfactory certificate of insurance, effective as of the date hereof and in the form of an ACORD 27 or 28 certificate, together with evidence that the required premiums have been fully paid.

(k) Upon expiration or termination of any insurance policy required under this Section, deliver an updated certificate to the Lender evidencing the renewal or replacement of such policy not less than ten (10) days before the expiration or termination of the policy it renews or replaces.

(l) Pay all premiums on policies required hereunder as they become due and payable and promptly deliver to the Lender evidence satisfactory to the Lender of the timely payment thereof.

(m) If any loss occurs at any time when the Borrower has failed to perform the Borrower’s covenants and agreements contained in this Section, the Lender shall nevertheless be entitled to the benefit of all insurance covering the loss and held by or for the Borrower, to the same extent as if it had been made payable to the Lender.

(n) Upon any foreclosure hereof or transfer of title to the Land and Improvements in extinguishment of the whole or any part of the Obligations, all of the Borrower’s right, title and interest in and to the insurance policies referred to in this Section (including unearned premiums) and all proceeds payable thereunder shall thereupon vest in the purchaser at foreclosure or other such transferee, to the extent permissible under such policies.

(o) The Lender shall not be, under any circumstances, liable or responsible for failure to collect or exercise diligence in the collection of any of such insurance proceeds or for the obtaining, maintaining or adequacy of any insurance or for failure to see to the proper application of any amount paid over to the Borrower. In any event, the unpaid portion of the Obligations shall remain in full force and effect and the payment thereof shall not be excused.

(p) The Borrower shall at all times comply with the requirements of the insurance policies required hereunder and of the issuers of such policies and of any board of fire underwriters or similar body as applicable to or affecting the Project.

(q) In connection with the covenants set forth in this Section, it is understood and agreed that: (i) neither the Lender, nor its agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage, and (B) such insurance companies shall have no rights of subrogation against the Lender, or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Borrower hereby agrees, to the extent permitted by law, to waive its right of recovery, if any, against the Lender and its agents and employees; and (ii) the designation of any form, type or amount of insurance coverage by the Lender under this Section shall in no event be deemed a representation, warranty or advice by the Lender that such insurance is adequate for the purposes of the business of the Borrower or the protection of its properties, and the Lender shall have the right from time to time to require the Loan Parties to keep other insurance in such form and amounts the Lender may reasonably request, provided that such insurance shall be obtainable on commercially reasonable terms.

6.7 Maintenance; Management. The Borrower shall maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted. Without the prior written consent of the Lender, the Borrower shall not enter into any agreement (other than the CNL Property Management Agreements) providing for the management or operation of the Land or Improvements.

6.8 Hazardous Materials.

(a) No Hazardous Activities. Not cause or permit the Land or Improvements to be used as a site for the use, generation, manufacture, storage, treatment, release, discharge, disposal, transportation or presence of any Hazardous Materials.

(b) Compliance. Comply and cause the Land and Improvements to comply with all Hazardous Materials Laws.

(c) Notices. Immediately notify the Lender in writing of: (i) the discovery of any Hazardous Materials on, under or about the Land and Improvements, (ii) any knowledge by the Borrower that the Land and Improvements do not comply with any Hazardous Materials Laws, (iii) any Hazardous Materials Claims, and (iv) the discovery of any occurrence or condition on any real property adjoining or in the vicinity of the Land or Improvements that could cause the Land or Improvements or any part thereof to become contaminated with Hazardous Materials.

(d) Remedial Action. In response to the presence of any Hazardous Materials on, under or about the Land or Improvements, immediately take, at the Borrower’s sole expense, all remedial action required by, and in compliance with, any Hazardous Materials Laws or any judgment, consent decree, settlement or compromise in respect to any Hazardous Materials Claims.

(e) Inspection By the Lender. Upon reasonable prior notice to the Borrower, the Lender, its employees and agents, may from time to time (whether before or after the commencement of a nonjudicial or judicial foreclosure proceeding) enter and inspect the Land and Improvements for the purpose of determining the existence, location, nature and magnitude of any past or present release or threatened release of any Hazardous Materials into, onto, beneath or from the Land and Improvements.

(f) HAZARDOUS MATERIALS INDEMNITY. THE BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS THE LENDER, THE LENDER’S PARENTS, SUBSIDIARIES OR AFFILIATES, ANY HOLDER OF OR PARTICIPANT IN THE LOAN, AND ALL DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS OF ANY OF THE FOREGOING (THE “HAZARDOUS MATERIAL INDEMNITEE(S)”) FOR, FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) WHICH ANY SUCH PARTY MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF THE USE, GENERATION, MANUFACTURE, STORAGE, DISPOSAL, THREATENED DISPOSAL, TRANSPORTATION OR PRESENCE OF HAZARDOUS MATERIALS IN, ON, UNDER OR ABOUT THE LAND OR IMPROVEMENTS, ANY VIOLATION OR CLAIM OF VIOLATION OF ANY HAZARDOUS MATERIALS LAWS WITH RESPECT TO THE LAND, OR ANY INDEMNITY CLAIM BY A THIRD PARTY AGAINST ONE OR MORE HAZARDOUS MATERIAL INDEMNITEES IN CONNECTION WITH ANY OF THE FOREGOING. THE LENDER SHALL HAVE THE RIGHT AT ANY TIME TO APPEAR IN, AND TO PARTICIPATE IN AS A PARTY IF IT SO ELECTS, AND BE REPRESENTED BY COUNSEL OF ITS OWN CHOICE IN, ANY ACTION OR PROCEEDING INITIATED IN CONNECTION WITH ANY HAZARDOUS MATERIALS LAWS THAT AFFECT THE LAND. THE BORROWER SHALL IMMEDIATELY PAY TO THE LENDER UPON DEMAND ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE NOTE. THE BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS THE LENDER SHALL SURVIVE THE CANCELLATION OF THE NOTE, THE RELEASE, RECONVEYANCE OR PARTIAL RECONVEYANCE OF THE SECURITY DOCUMENTS AND THE SATISFACTION OF ALL OF THE BORROWER’S OBLIGATIONS UNDER THE LOAN DOCUMENTS.

(g) Survival. The Borrower and the Lender agree that each provision in this Section 6.8 (together with any indemnity applicable to a breach of any such provision) with respect to the environmental condition of the real property security shall survive (i) any judicial or non-judicial foreclosure under the Deed of Trust, or transfer of the Land in lieu thereof, (ii) the release and reconveyance or cancellation of the Security Documents, and (iii) the satisfaction of all of the Borrower’s obligations under the Loan Documents.

6.9 Financial Information.

(a) Quarterly Financial Statements of the Borrower. Deliver to the Lender, as soon as available, but in no event later than thirty (30) days after the last day of each fiscal quarter of the Borrower, a current financial statement (including, without limitation, an income and expense statement with supporting schedules and balance sheet) certified by a Responsible Officer of the Borrower, together with any other financial information the Lender may request including, without limitation, an updated operating budget and cash flow projections. Each such certification shall include a statement that (i) all representations and warranties set forth in this Agreement are true and correct as of the date of the certificate, and (ii) as of the date of the certificate, no continuing Event of Default exists. Except as otherwise agreed to by the Lender, all such financial information shall be prepared in accordance with accounting principles acceptable to the Lender and consistent with the financial information provided to the Lender as of the date hereof.

(b) Annual Tax Returns of the Borrower. Deliver to the Lender, within thirty (30) days of filing, a copy of the limited liability company tax return of the Borrower.

(c) Annual Financial Statements from the Guarantors. Deliver to the Lender, as soon as available, but in no event later than ninety (90) days after the last day of each calendar year, a current financial statement (including, without limitation, an income and expense statement with supporting schedules and balance sheet) for each Guarantor certified by such Guarantor on the Lender’s standard certification form, together with any other financial information the Lender may request including, without limitation, verification of such Guarantor’s liquidity.

(d) Annual Tax Returns from the Guarantors. Deliver to the Lender, within thirty (30) days of filing, a copy of each Guarantor’s personal tax return, including K-1 statements.

(e) Leasing Reports. Deliver to the Lender quarterly rent rolls, leasing schedules and reports and/or such other information as the Lender shall request with respect to the Land and Improvements, each in form and substance satisfactory to the Lender, not later than thirty (30) days after the end of each fiscal quarter of the Borrower.

(f) Operating Statements for Land and Improvements. Deliver the Operating Statement to the Lender not later than thirty (30) days after the end of each fiscal quarter of the Borrower.

(g) Other Information. Deliver to the Lender, upon request, any and all other financial information the Lender may request to ensure compliance with the terms of this Agreement and the other Loan Documents.

6.10 Construction. Cause: (a) Construction of the Project to commence on or before the Construction Commencement Date, (b) subject to Unavoidable Delays, development and Construction of the Project to be completed and the Completion Date to occur on or before the Scheduled Completion Date, (c) the Construction to commence and to continue with diligence and continuity, without delay or interruption (except for Unavoidable Delays) for more than fifteen (15) consecutive days, (d) the Construction to be completed in a good and workmanlike manner with materials of high quality, free of defects and Liens other than Permitted Liens, and the Project to be equipped with fixtures and equipment of high quality, all in accordance with the Plans and Specifications, the Project Documents, all Requirements of Law (including all laws relating to the filling, dredging, excavation or other usage of lands classified as wetlands or lands which are subject to periodic flooding or have thereon standing or moving bodies of water) and the requirements of Governmental Authorities, including all requirements and conditions set forth in all Permits and Licenses and other Governmental Approvals which have been obtained or are required to be obtained for the Construction and operation of the Project, and (e) all Construction to be performed on the Land or under the control of the Borrower.

6.11 Inspection by Construction Consultant. Cooperate (and cause the Architect, the Engineer and the Contractor to cooperate) with the Lender in arranging for inspections, at the Borrower’s expense, of the progress of Construction by the Construction Consultant and other representatives and agents of the Lender, and at such other times as the Lender may reasonably request, and will cooperate (and will cause the Contractor to cooperate) with the Lender in arranging for monthly inspections, and at such other times as the Lender may reasonably request, of the Project by the Lender and its agents and representatives.

6.12 Meeting with Construction Consultant; Approval of Equity Disbursements by Construction Consultant. (a) Cause the Architect, the Engineer, and the Contractor to meet monthly (or less frequently if approved by the Lender) with the Construction Consultant to review (i) the progress of Construction to date, (ii) the Budget, and (iii) requests for disbursement of both equity and Loan proceeds, and (b) provide to the Lender monthly, even during the funding of Construction from equity, a certificate from the Borrower, the Architect and the Construction Consultant in form and content satisfactory to the Lender with respect to such progress.

6.13 Foundation and As-Built Surveys. Furnish to the Lender (a) not later than thirty (30) days after completion of the foundation of each building comprising the Improvements, an ALTA survey satisfactory to the Lender’s survey requirements, (b) upon completion of Construction of the Improvements, an as-built ALTA survey of the Land and Improvements and satisfactory to the Lender’s survey requirements, and (c) within thirty (30) days after any request by the Lender, the Construction Consultant or the Title Insurer, any additional surveys so reasonably requested.

6.14 Soil, Concrete and Other Tests. At the Borrower’s expense, cause to be made such soil, compaction, concrete and other tests as the Lender or the Construction Consultant may require from time to time, each in form and substance and from testing companies acceptable to the Lender, and if requested by the Lender, and cause such testing companies to provide certificates evidencing that grading and foundation construction work have been performed in accordance with the recommendation in the soil engineer’s report delivered pursuant to Section 3.1(aa).

6.15 Building Permits; Restrictions. (a) provide the Lender with a copy of the issued building permits for all of the Project, (b) cause the Project to be constructed entirely on the Land and not permit the Project to encroach upon or overhang any easement, right of way, or any other land, and shall be constructed wholly within applicable building setback restrictions, and (c) cause all contractors, subcontractors, mechanics or laborers and other Persons providing labor or material in Construction of the Project to have or be covered by worker’s compensation insurance, if required by Requirements of Law.

6.16 Litigation. If any actions, suits, or proceedings are filed, at the Borrower’s sole expense, (i) cause such proceedings to be vigorously contested in good faith, and (ii) in the event of an adverse ruling or decision, prosecute all allowable appeals therefrom. Without limiting the generality of the foregoing, the Borrower shall resist the entry or seek the stay of any temporary or permanent injunction that may be entered and act in good faith to bring about a favorable and speedy disposition of all such proceedings.

6.17 Sign and Publicity. Subject to obtaining approval from applicable Governmental Authorities (if so required), permit (a) the Lender to erect a sign or signs on the Project in conspicuous locations indicating that the Lender is the construction lender, with the text, size and location to be determined by the Lender from time to time, provided that the location of the signs will not reasonably interfere with Construction of the Project, and (b) the Lender to publicize the Lender’s involvement in the Project and in providing the Construction financing in such print media and by such other means as the Lender deems appropriate. Notwithstanding the foregoing, any such signage or publicity shall not name or reference CNL or any of its Affiliates without the prior written consent of CNL.

6.18 Liens and Lien Waivers. Take all action necessary to have any construction liens, judgment liens or other liens or encumbrances filed against the Project released or transferred to bond within thirty (30) days of the date the Borrower receives notice of the filing of such liens or encumbrances, provided such bond complies with the reasonable requirements of the Lender. If any such lien or encumbrance is filed, the Lender shall not be required to make any Loans until it is (i) released and a copy of the recorded release thereof is received by the Lender and accepted by the title insurance company which issued the Title Insurance Policy, or (ii) transferred to bond, provided such bond complies with the reasonable requirements of the Lender. The Lender shall not be obligated to disburse any funds to the Borrower if, in the reasonable opinion of the Lender, any Loan, the Land, the Project, or any other collateral for the Loans would be subject to a construction lien or any other lien or encumbrance. The Borrower shall be fully and solely responsible for compliance in all respects whatsoever with the applicable construction lien laws.

6.19 Management and Leasing Agreements. Comply with the terms and conditions of all management and leasing agreements and all amendments or renewals thereof, all of which shall be subject to the prior review by and written consent of the Lender and shall provide, either in such management or leasing agreement or in the document evidencing the subordination of such management or leasing agreement, that the Lender shall have the right to terminate such agreements in the event the Lender acquires title to the any portion of the Project. The Lender’s consent may be conditioned upon receipt of such documents and agreements as the Lender may require.

6.20 Project Documents. (i) Perform all of its obligations under the Project Documents in a timely manner and in accordance with the terms and provisions thereof, except to the extent that failure to so perform could not reasonably be expected to have a Material Adverse Effect, (ii) not default under any provision of any Project Document provided such Project Document is material to the Construction, maintenance or operation of the Project, (iii) not permit any Project Document to terminate by reason of any failure of the Borrower to perform thereunder, (iv) notify the Lender of (x) any default by the Borrower under any Project Document, and (y) any default by any other party to a Project Document, provided such Project Document is material to the Construction, maintenance or operation of the Project, and (v) not modify, amend, waive any provisions of, or terminate or cancel, the Construction Contract, the Plans and Specifications, the Architect’s Contract, the Engineer’s Contract, the Development Agreement, the CNL Property Management Agreements, the Plan of Development, the Operating Agreement, or any other Material Contract (or consent to, to acquiesce in, any such action), without the prior written approval of the Lender, provided, however, subject to any limitation on Change Orders or reallocation of Line Items contained in this Agreement, the Lender’s prior written approval shall not be required for any non-material amendment or modification of such documents, agreements or contracts.

6.21 Access to Project and Right to Cure Defaults. Upon a default by the Borrower under any Project Document, the Borrower agrees that the Lender shall have the right (but not the obligation) to cure or cause the cure of such default and, in the event the cure of such default by its nature requires that the Lender enter upon and/or take possession of the Land, the Borrower hereby agrees that the Lender may, and the Borrower hereby grants the Lender the right to, enter in and upon and take possession of the Land for the purpose of curing such default.

6.22 Obligations under Permitted Exceptions. Perform all of its obligations under the Permitted Exceptions and to enforce the obligations of all other parties to all Permitted Exceptions to the extent, in each instance, where failure to so perform or act could not reasonably be expected to have a Material Adverse Effect. Upon the breach by the Borrower of any such undertakings, the Lender shall have the right, but not the obligation, to perform such obligations or enforce such obligations as with respect to such other parties.

6.23 Completion of the Project. Promptly commence and diligently pursue to completion the Construction of the Project by the Scheduled Completion Date, subject to any Unavoidable Delays permitted hereunder, including such street improvements, curbs, sidewalks, grading, parking, buildings, utilities and connections as may be required for normal use thereof. For purposes of this Agreement, completion of the Project shall be deemed to have occurred only when the following conditions shall have been satisfied:

(a) The Borrower shall submit to the Lender full and complete releases of liens from each contractor, architect, engineer, subcontractor and supplier, or other proof satisfactory to the Lender, confirming that final payment has been made (or will be paid from the Final Loan) for all materials supplied and labor furnished in connection with the Project and that no party claims or has a right to claim any statutory or common law lien arising out of the Construction of the Project or the supplying of labor, material, and/or services in connection therewith;

(b) The Project shall have been finally completed in all respects in accordance with the Plans and Specifications, as verified by a final inspection report satisfactory to the Lender from the Construction Consultant, certifying that the Project has been constructed in a good and workmanlike manner and is in satisfactory condition, and that all mechanical, electrical, plumbing, structural and roof systems are in acceptable operating condition. The Lender reserves the right to require that an escrow be established in an amount satisfactory to the Lender to remedy any physical deficiency in any of the Project;

(c) The Borrower shall deliver to the Lender a satisfactory as-built survey disclosing no conditions unacceptable to the Lender and showing the location of all improvements, easements, rights-of-way and utilities (including all easements listed as exceptions on the Title Insurance Policy), and containing a certification addressed to the Lender in form and content satisfactory to the Lender;

(d) The Borrower shall submit to the Lender satisfactory evidence that all improvements (if any) to public streets have been completed, offered for dedication, and accepted by the applicable Governmental Authorities; and

(e) The Borrower shall furnish to the Lender, within thirty (30) days of the completion of Construction (i) a permanent certificate of occupancy or its equivalent, (ii) a certificate of completion from the Architect certifying that the Project was constructed in accordance with the Plans and Specifications, (iii) a final endorsement to the Title Insurance Policy advancing the effective date to the Completion Date, indicating that there has been no change in the state of title and containing no exceptions not approved by the Lender, and (iv) such other permits and/or certificates as shall be required to establish to the Lender’s satisfaction that the Project has been properly completed and is not subject to any violations or uncorrected conditions noted or filed in any municipal department and complies with all Requirements of Law and the requirements of all Governmental Authorities and is in all respects ready for occupancy and operation.

6.24 Deposit and Operating Accounts. Maintain all deposit and operating accounts with the Lender until all Obligations are repaid and satisfied in full in accordance with this Agreement and the Commitment is terminated.

6.25 Intentionally Deleted.

6.26 Casualty and Condemnation Notice; Use of Proceeds.

(a) After the occurrence of any loss or damage to, or destruction to or of any of the Properties of the Borrower, the Borrower shall give prompt written notice thereof to the Lender. In the event of such loss, damage or destruction, all insurance proceeds, including unearned premiums, shall be payable to the Lender, and the Borrower hereby authorizes and directs any affected insurance company to make payment of such proceeds directly to the Lender and not to the Lender and the Borrower jointly.

(b) The Lender shall have the right (but not the obligation) to make proof of loss for, settle, compromise and adjust any claim under, and receive the proceeds of, all insurance for loss of or damage to the Project, and the expenses incurred by the Lender in the adjustment and collection of insurance proceeds shall be a part of the Obligations and shall be due and payable to the Lender on demand. The Borrower hereby appoints the Lender as its attorney-in-fact to receive and endorse any insurance proceeds to the Lender, which appointment is coupled with an interest and shall be irrevocable as long as any Obligations remain unsatisfied.

(c) Except as otherwise provided in subsection (d) below, the Borrower shall not have any claim against the insurance proceeds, or be entitled to any portion thereof, and all rights to the insurance proceeds are hereby assigned to the Lender as security for payment of the Obligations. In the event of any damage to or destruction of any portion of the Land or the Improvements, the Lender shall have the option of applying or paying all or part of the insurance proceeds to (i) the Obligations, in such order as the Lender may determine, (ii) restoration, replacement or repair of the Project in accordance with the Lender’s standard construction loan disbursement conditions and requirements, or (iii) the Borrower. Nothing herein shall be deemed to excuse the Borrower from restoring, repairing and maintaining the Project as required herein or in the Loan Documents.

(d) Notwithstanding the foregoing, provided that all of the following conditions are fully satisfied by the Borrower, the Lender shall disburse insurance proceeds for repair and restoration of the Project in accordance with the Lender’s standard construction loan disbursement conditions and requirements:

(i) The Borrower presents sufficient evidence to the Lender that there are sufficient funds from the insurance proceeds and from equity funds, if needed, to completely restore or repair the Project to its use, value and condition immediately prior to the casualty as well as to maintain relevant debt service coverages and other operating expenses.

(ii) The Borrower delivers evidence satisfactory to the Lender that the damaged Project can be fully repaired and restored at least three (3) months prior to the Maturity Date.

(iii) The Borrower deposits with the Lender for disbursement in the connection with the restoration of the damaged property the greater of: (A) the applicable deductible under the insurance policies covering the loss; or (B) the amount by which the cost of restoration of the damaged property to substantially the same value, condition and character as existed prior to such damage is estimated by the Lender to exceed the net insurance proceeds.

(iv) All parties having operating, management or franchise interests in, and arrangements concerning, the Project agree that they will continue their interests and arrangements for the contract terms then in effect following the restoration or repair.

(v) Proceeds from rental loss or business interruption insurance, or both, or other moneys of the Borrower, must be available to the Borrower in such amounts as the Lender, in its judgment, considers sufficient to pay the debt service under the Loan Documents, and all property assessments, insurance premiums and other sums becoming due from the Borrower pursuant to this Agreement and the other Loan Documents during the time required for restoration.

(vi) All restoration will be conducted under the supervision of an architect or engineer, or both, selected and paid for by the Borrower but approved in advance by the Lender, and by a general contractor who must be acceptable in all respects to the Lender and who shall have executed a fixed price contract.

(vii) The work is performed under a fixed price or guaranteed maximum price contract satisfactory to the Lender in accordance with plans and specifications and a budget satisfactory to the Lender and in accordance with all Requirements of Law.

(viii) If required by the Lender at its sole option, the contractor or contractors responsible for the restoration shall have obtained payment and performance bonds from a corporate surety reasonably acceptable to the Lender and naming the Lender as dual obligee.

(ix) All guaranties of any of the Obligations shall remain in full force and effect and the Guarantors shall so confirm to the Lender.

(x) The Borrower shall have provided the Lender with satisfactory evidence that there has been no adverse change in the economic viability of the Project since the date of this Agreement, such evidence to include, among other things, an Appraisal and market study prepared by a firm or firms acceptable to the Lender, but at the Borrower’s expense.

(xi) The Borrower shall have paid as and when due all of the Lender’s costs and expenses incurred in connection with the collection and disbursement of insurance proceeds, including inspection, monitoring, engineering and legal fees. If not paid on demand, at the Lender’s option, such costs may be deducted from the disbursements made by the Lender or added to the sums secured by the Security Documents.

(xii) No Default shall have occurred and be continuing.

(xiii) The Lender will not incur any liability to any other person as a result of such use or release of insurance proceeds.

(e) The Borrower shall provide prompt written notice to the Lender of any taking of any interest in its Properties by reason of any public use or improvement or condemnation proceeding (“Condemnation”). The Borrower shall comply in all respects with the provisions regarding Condemnation in the Deed of Trust. Provided that all of the relevant conditions set forth in the Deed of Trust are fully satisfied by the Borrower, the Lender shall disburse any Condemnation award or proceeds to the Borrower in accordance with the Deed of Trust.

6.27 Payment of Project Expenses. Promptly pay, or cause to be paid, when due all costs, expenses and fees relating to the acquisition, construction, equipping, fixturing, use and operation of the Project.

6.28 Notices. Promptly inform the Lender in writing of (a) all material adverse changes in the Borrower’s financial conditions, (b) all existing and threatened litigation, claims, investigations, administrative proceedings or similar actions affecting any Loan Party which could materially affect the financial condition of any Loan Party, (c) any Default under any Loan Document, (d) all notices of default or termination received or given to or by the Borrower (or its agents or representatives) under any of the Licenses and Permits, Maintenance, Management and Service Documents, and/or insurance, (e) all notices and correspondence pertaining to the Project or any part thereof received by the Borrower (or any of the Borrower’s agents or employees) from any Governmental Authority, (f) all notices received or given by the Borrower (or its agents or representatives) under any of the Project Documents, (g) all inspections, reports, test results and other information received by the Borrower from time to time in the ordinary course of business from its employees, agents, representatives, architects, engineers, the Contractor and any other parties involved in the Construction, the design, development or operation of the Project, which in any way relate to the Project or the Construction, or any part thereof, and (h) any event, act, condition or occurrence of whatever nature, whether individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

6.29 Books and Records. Maintain at the address set forth on the signature pages hereto complete books of account and other records for the Borrower and the Project and for disbursement and use of the proceeds of the Loans and the Borrower’s funds in accordance with generally accepted accounting principles, consistently applied, and permit the Lender, upon reasonable prior notice, and at the Borrower’s expense, to visit and inspect any of its properties, and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested, and to discuss the business, operations, properties and financial and other condition of the Borrower with officers and employees of the Borrower and, if notice thereof is given to the Borrower prior to the date of such discussions, with its independent accountants.

6.30 Compliance with Laws. (a) Maintain compliance with all governmental requirements applicable to the Project and all other applicable statutes, laws, regulations and ordinances necessary for the transaction of its business, (b) pay and discharge when due all of its indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens of every kind and nature imposed upon the Borrower or its properties, income or profits, prior to the date on which penalties would attach and all lawful claims that, if unpaid, might become a Lien upon any of the Borrower’s properties, income or profits, and (c) obtain, and maintain at all times, the approval by all required parties as to matters which, pursuant to the Loan Documents, the Project Documents or Requirements of Law, such consent or approval is required.

6.31 Debt Service Coverage Ratio.

(a) If the First Extension Option is exercised pursuant to Section 2.4(a), during the First Extension Period, maintain a Debt Service Coverage Ratio of not less than 1.10 to 1.0. Compliance with this subsection (a) shall be tested on the last day of June during the First Extension Period.

(b) If the Second Extension Option is exercised pursuant to Section 2.4(b), during the Second Extension Period, maintain a Debt Service Coverage Ratio of not less than 1.25 to 1.0. Compliance with this subsection (b) shall be tested on the last day of June during the Second Extension Period.

6.32 Interest Coverage Ratio. Beginning on August 1, 2014, maintain an Interest Coverage Ratio of not less than 1.0 to 1.0 at all times through and including the Original Maturity Date. Compliance with this covenant shall be tested the last day of each fiscal quarter of the Borrower thereafter, and on the Original Maturity Date.

6.33 Subcontractors. Deliver to the Lender a list of each contractor, subcontractor or materialman party to a Material Subcontract, along with a fully executed copy of each Material Subcontract.

ARTICLE 7.

NEGATIVE COVENANTS

The Borrower hereby agrees that, from the date hereof and so long as the Commitment remains in effect, any portion of the Note remains outstanding and unpaid, or any other amount is owing to the Lender hereunder, the Borrower shall not, directly or indirectly:

7.1 Easements and Restrictive Covenants. Grant any easement (other than customary utility easements in connection with the development or operation of the Project) or impose any restrictive covenants, or execute or file any subdivision plot or modify or amend any Permitted Exceptions (other than Tenant Leases) with respect to any of the Land or Improvements intended to be secured under the Security Documents, without the prior written consent of the Lender.

7.2 Liens. Contract, create, incur, assume or permit to exist any Lien with respect to any of the Borrower’s Property, including the Project, whether now owned or after acquired except for Permitted Liens or other Liens created pursuant to the terms of the Loan Documents or expressly permitted by the Loan Documents or by the Lender in its sole discretion; or contractually agree with any other Person to provide such Person a negative pledge, or other covenant similar to this Section.

7.3 Indebtedness, Investments, Loans and Advances. (a) Create, incur or suffer to exist any financing or indebtedness, including, without limitation, permitting any investment of any equity in the Borrower intended to serve as a loan to the Borrower, other than (i) the Obligations, (ii) the Swap Contracts, and (iii) the equity investments or member loans contemplated by the Operating Agreement, provided repayment of such equity investments or member loans shall be fully subordinated in right of priority and payment to the Loans made hereunder, (b) make or permit to remain outstanding any loans or advances to or investments in any person or make any capital contributions, or (c) assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable for obligations of any person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

7.4 Restrictions. Create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of the Borrower to (a) pay dividends or make any other distributions on its ownership interests or with respect to any other interest or participation in, or measured by, its profits, (b) pay any of the Obligations or any of its obligations with respect to the Construction of the Project, (c) make loans, advances or capital contributions, (d) sell, lease or otherwise transfer any of its properties or assets, or (e) act as a guarantor or grant a Lien on or a pledge of its assets, except for such encumbrances or restrictions existing under or by reason of this Agreement and the other Loan Documents.

7.5 Distributions. Pay dividends or make any other distributions on its ownership interests or with respect to any other interest or participation in, or measured by, its profits, other than Permitted Distributions, provided, however, that no Permitted Distributions may be made after the occurrence and during the continuance of any Default.

7.6 Change Orders. Make any material alterations to the Improvements other than the Construction in accordance with the Plans and Specifications and this Agreement, make any reallocation to the Budget or make any Change Order without the prior written approval of the Lender and the Construction Consultant; provided, however, that the Borrower may make changes to and agree to Change Orders without such approval if: (a) the Borrower gives the Lender and the Construction Consultant prior written notice of any such change(s) on or before the next Loan is made and such supporting data, drawings, etc. as the Lender and the Construction Consultant may request in connection therewith, (b) the Borrower obtains the approval of all parties whose approval is required, (c) the structural integrity of the Project is not affected, (d) no material change in architectural appearance is effected, (e) the performance of the mechanical, electrical, security and life safety systems of the Project are not adversely affected, (f) there is no material change in gross square footage, number of apartments, floors, basic layout, parking or quality of materials, (g) the cost of or reduction resulting from any one such change does not exceed $100,000 and the aggregate change in cost of all such changes during the term of this Agreement (whether any individual change results in a reduction or increase in cost) does not exceed $300,000, and (h) the Change Order will not extend the Completion Date beyond the Scheduled Completion Date, subject to any Unavoidable Delays permitted hereunder.

7.7 Extras and Contract Changes. Subject to Section 7.6, permit any Change Orders to the Construction Contract with the Contractor or any other direct contractor with the Borrower or any Major Subcontracts or allow any extras to any of the foregoing except with the prior written consent of the same by the Lender unless all of the conditions set forth in Section 7.6 have been satisfied.

7.8 Ownership of Material and Fixtures. Permit any materials, equipment or fixtures incorporated by the Borrower into the Project to be purchased or installed under any security agreement, conditional sales contract, lease, or other arrangement wherein the seller reserves title or any interest in such items or the right to remove or repossess such items or to consider them personal property after their incorporation into the Project, without the prior written consent of the Lender.

7.9 Contracts. Other than with respect to the CNL Property Management Agreements, without the Lender’s prior written approval as to parties, terms, and all other matters, (a) enter into any Material Contract for the performance of any work or the supplying of any labor, materials or services for the design or Construction of the Improvements, or (b) enter into any management, leasing, maintenance or other contract pertaining to the Project not described in clause (a) that is not unconditionally terminable by the Borrower or any successor owner without penalty or payment on not more than thirty (30) days notice to the other party thereunder. All such contracts (or a separate agreement entered into after such contract), including all Maintenance, Management and Service Documents, shall be assigned to the Lender pursuant to the Security Documents, shall provide that all rights and Liens of the applicable contractor, architect, engineer, supplier, surveyor or other party and any right to remove removable Improvements are subordinate to the Lender’s rights and Liens, shall require all subcontracts and purchase orders to contain a provision subordinating the subcontractors’ and mechanics’ and materialmen’s liens and any right to remove removable Improvements to the Lender’s rights and Liens, to the extent permitted by applicable law, and shall provide that no Change Order shall be effective without the prior written consent of the Lender (other than Change Orders that are expressly permitted hereunder without the Lender’s approval). The Borrower will deliver to the Lender, upon request of the Lender, the names and addresses of all persons or entities with whom each contractor has contracted or intends to contract for the Construction of the Improvements or for the furnishing of labor or materials therefor.

7.10 Tenant Leases. Enter into any leases with respect to the Land except to the extent such leases comply with the following terms and conditions:

(a) Approval of Tenant Leases. The Borrower shall not enter into any Tenant Lease unless such Tenant Lease is substantially in a form previously approved by the Lender. Each such Tenant Lease must be expressly subordinate to the Deed of Trust.

(b) Effect of Lease Approval. No approval of any Tenant Lease by the Lender shall be for any purpose other than to protect the Lender’s security, and to preserve the Lender’s rights under the Loan Documents. No approval by the Lender shall result in a waiver of any Event of Default of the Borrower. In no event shall any approval by the Lender of a lease be a representation of any kind, with regard to the Tenant Lease or its adequacy or enforceability, or the financial capacity of any tenant or guarantor.

7.11 Assignment. Without the prior written consent of the Lender, assign the Borrower’s interest under any of the Loan Documents, or in any monies due or to become due thereunder, and any assignment without consent of the Lender shall be void. In this regard, the Borrower acknowledges that the Lender would not make these Loans except in reliance on the Borrower’s expertise, reputation, prior experience in constructing, operating and leasing commercial real property, the Lender’s knowledge of the Borrower, and the Lender’s understanding that this Agreement is more in the nature of an agreement involving personal services than a standard loan where the Lender would rely on security which already exists.

7.12 Change in Structure or Management; Single-Asset Entity.

(a) Permit, and its initial managers and members that are entities shall not permit (i) any limited liability company change that would impair their existence, nor any material change in the nature or manner of their respective business activities, and (ii) the level of experience and ability of the executive personnel and management to decrease below a level of experience and ability as that of the executive personnel management in place as of the date hereof.

(b) Without the prior written consent of the Lender: (i) the Borrower shall not dissolve or liquidate, or merge or consolidate with or into any other entity, or turn over the management or operation of its property, assets or business to any other person except as otherwise provided in this Agreement or the CNL Property Management Agreements, nor shall any member of the Borrower voluntarily or involuntarily sell or transfer its membership interest in the Borrower to any other person, including any other member, and (ii) the Borrower shall not own or acquire assets other than the Project and other assets incidental to the normal operation of the Project, including bank accounts relating thereto.

7.13 Transfer of the Land or Improvements. Sell, lease, convey, assign or transfer of all or any part of the Land or Improvements or other collateral or any interest therein, voluntarily or involuntarily, whether by operation of law or otherwise, without the prior written consent of the Lender, except: (i) sales or transfers of items which have become obsolete or worn beyond practical use and which have been replaced by adequate substitutes, owned by the Borrower, having a value equal to or greater than the replaced items when new; (ii) the grant, in the ordinary course of business, of a leasehold interest in a part of the Improvements to a Tenant for occupancy, not containing a right or option to purchase and not in contravention of any provision of any Security Document; or (iii) the grant, in ordinary course of business, of customary utility easements for the Project.

ARTICLE 8.

DEFAULTS AND REMEDIES

8.1 Event of Default. The occurrence of any one or more of the following shall constitute an event of default (an “Event of Default”) under this Agreement and the other Loan Documents:

(a) Monetary. Failure (i) by the Borrower to pay when due any principal or interest according to the terms hereof or the Note, which failure remains uncured for a period of five (5) Business Days after the payment became due; or (ii) by the Borrower or any Loan Party to pay when due any sums other than principal or interest payable under the Note or any of the other Loan Documents, which failure remains uncured for a period of five (5) Business Days after demand; or

(b) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(c) Performance of Other Obligations. (i) Any covenant, agreement or condition contained in Sections 6.4, 6.23, 6.24, 6.31, 6.32 or Article 7 is not fully and timely performed, observed or kept, (ii) any covenant, agreement or condition contained in Article 4 or Sections 6.6, 6.9, 6.11, 6.12, 6.13, 6.16, 6.17, 6.26, 6.28, or 6.29 is not fully and timely performed, observed or kept, and remains so for a period of thirty (30) days after written notice to the Borrower, or (iii) any covenant, agreement or condition contained herein (other than covenants contained in subsections (i) or (ii) of this paragraph or otherwise addressed in another paragraph of this Section) is not fully and timely performed, observed or kept, and remains so for a reasonable period of time (not to exceed sixty (60) days) if the Borrower has commenced and is diligently pursuing such cure; or

(d) Default Under Other Loan Documents. The Borrower’s failure to comply with or perform any covenant, agreement or obligation, or the occurrence and continuance of any default, under any other Loan Document or to comply with or perform any term, obligation, covenant or agreement contained in any other agreement between the Lender and the Borrower; provided, however, that (i) if a cure period is provided for the remedy of such failure or default, the Borrower’s failure to perform or cure such default will not constitute an Event of Default until such date as the specified cure period expires, or (ii) if a cure period is specified in this Agreement with respect to any default or condition, then such cure period shall be deemed incorporated into the other Loan Documents with respect to such default or condition for purposes of this subsection (d); or

(e) Default in Favor of Third Parties. The Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement or any other agreement in favor of any other creditor or person that could reasonably be expected to have a Material Adverse Effect; or

(f) Use. (i) Upon completion of Construction, the leasing of any of the Improvements in accordance with the Loan Documents is prohibited, enjoined or delayed for a continuous period of more than ten (10) days; or (ii) utilities or other public services necessary for the full occupancy and utilization of the Land and Improvements are curtailed for a continuous period of more than ten (10) days; or

(g) Liens; Attachment; Condemnation; Uninsured Casualty. (i) The recording of any claim of lien against the Land or Improvements and the continuance of such claim of lien for thirty (30) days without discharge, satisfaction, bond or provision for payment being made by the Borrower in a manner satisfactory to the Lender; or (ii) the institution of any foreclosure action against the Land or Improvements, or any portion thereof; or (iii) the seizure or appropriation of any material portion of the Land or Improvements not covered by the condemnation provisions contained herein or in the Deed of Trust; or (iv) the occurrence of an uninsured casualty with respect to any material portion of the Land or Improvements; or (v) the sequestration or attachment of, or any levy or execution upon any of the Land or Improvements, any other collateral provided by the Borrower under any of the Loan Documents, any monies in the Account, or any substantial portion of the other assets of the Borrower, which sequestration, attachment, levy or execution is not released, expunged or dismissed prior to the earlier of thirty (30) days or the sale of the assets affected thereby; or

(h) Voluntary Bankruptcy; Insolvency; Dissolution. (i) The filing of a petition by the Borrower for relief under the Bankruptcy Code, or under any other present or future state or federal law regarding bankruptcy, reorganization or other debtor relief law, (ii) the filing of any pleading or an answer by the Borrower in any involuntary proceeding under the Bankruptcy Code or other debtor relief law which admits the jurisdiction of the court or the petition’s material allegations regarding the Borrower’s insolvency, (iii) a general assignment by the Borrower for the benefit of creditors, or (iv) the Borrower applying for, or the appointment of, a receiver, trustee, custodian or liquidator of the Borrower or any of its property; or

(i) Involuntary Bankruptcy. The failure of the Borrower to effect a full dismissal of any involuntary petition under the Bankruptcy Code or under any other debtor relief law that is filed against the Borrower or in any way restrains or limits the Borrower or the Lender regarding the Loan, the Land or the Improvements, prior to the earlier of the entry of any court order granting relief sought in such involuntary petition, or forty-five (45) days after the date of filing of such involuntary petition; or

(j) Judgments. One or more final judgments or decrees shall be entered against any Loan Party involving in the aggregate a liability (not covered by insurance) of $100,000 or more and all such judgments or decrees in excess of $100,000 shall not have been vacated, satisfied, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(k) ERISA Default. Any event or condition shall occur or exist with respect to any Plan and such event or condition, together with all other such events or conditions, if any, could subject any Loan Party to any tax, penalty or other liabilities that in the aggregate could reasonably be expected to have a Material Adverse Effect; or

(l) Guarantors; Contractor. The occurrence of any of the events specified in Sections 8.1(a)-(g) as to any Guarantor, or the occurrence of any of the events specified in Sections 8.1(h) or (i) as to any Guarantor or the Contractor, but only to the extent that the occurrence of any such event could reasonably be expected to have a Material Adverse Effect; provided, however, that (i) any Event of Default with respect to a Guarantor under this subsection (l) shall be subject to the same cure periods afforded to the Borrower, if any, under Sections 8.1(a)-(i); and (ii) upon the occurrence of any of the events specified in Sections 8.1(h) or (i) as to the Contractor, the Borrower shall have a reasonable period of time (not to exceed sixty (60) days) to engage a replacement contractor (together with executing a replacement Construction Contract and any other Project Documents as necessary) to complete the Project, provided that such replacement contractor, Construction Contract and any related Project Documents are satisfactory to the Lender and Construction of the Project can reasonably be expected to be completed on or before the Scheduled Completion Date; or

(m) Death or Incapacity of any Guarantor. The death or incapacity of any Guarantor, and the Borrower fails to provide a substitute or replacement for such Guarantor acceptable to the Lender in its reasonable discretion within ninety (90) days after the occurrence of such death or incapacity; or

(n) Loss of Priority. The failure at any time of any Security Document to create a valid and perfected first priority security interest upon the Land and Improvements or any portion thereof, or any collateral purported to be encumbered thereby other than as a result of any release or reconveyance of the Deed of Trust with respect to all or any portion of the Land and Improvements pursuant to the terms and conditions of this Agreement; or

(o) Hazardous Materials. The discovery of any significant Hazardous Materials in, on or about the Land or Improvements subsequent to the Effective Date which could reasonably be expected to have a Material Adverse Effect on the value of the Land and Improvements; or

(p) Adverse Financial Condition of the Borrower. Any change in the financial condition of the Borrower from the financial condition represented to the Lender as of the later of (i) the Effective Date, or (ii) the date upon which the financial condition of the Borrower was first represented to the Lender, which change could reasonably be expected to have a Material Adverse Effect; or

(q) Adverse Financial Condition of Guarantor. Any change in the financial condition of any Guarantor from the condition shown on the tax returns or financial statement(s) submitted to the Lender and relied upon by the Lender in making the Loan, which change could reasonably be expected to have a Material Adverse Effect, the materiality and adverse effect of such change in financial condition to be reasonably determined by the Lender in accordance with its credit standards and underwriting practices in effect at the time of making such determination; or

(r) Adverse Financial Condition of Indemnitor. Any change in the financial condition of any Indemnitor (other than the Loan Parties) from the financial condition represented to the Lender as of (i) the Effective Date, or (ii) the date upon which the financial condition of such party was first represented to the Lender, which change could reasonably be expected to have a Material Adverse Effect; or

(s) Transfer of Assets. The sale, assignment, pledge, hypothecation, mortgage or transfer of all or a substantial portion of assets of any Loan Party other than in the ordinary course of business of said entity; or

(t) Lack of Validity. Any provision of any Loan Document shall for any reason cease to be valid and binding, which invalidity (i) renders any Loan Document invalid as a whole, (ii) shall cease to provide for legally adequate remedies for the realization of the payment obligations and security intended to be provided by any Loan Document, or (iii) creates economic consequences of delay and increased costs on the part of the Lender, unless the Borrower or Guarantors, as applicable, execute, within ten (10) Business Days, such amendments to the Loan Documents or such additional agreements or instruments as the Lender deems necessary to make such provision of the Loan Document valid and binding; or

(u) Disaffirmation of Obligations. Any Loan Party shall deny or disaffirm its obligations under any Loan Document; or

(v) Construction Contract. Without the prior written consent of the Lender, (i) the Construction Contract shall be modified or any obligations of Contractor thereunder shall be waived except as permitted by this Agreement, (ii) a default shall occur under the Construction Contract and not be cured within the cure period, if any, provided therein, (iii) any condition shall occur which would allow Contractor to terminate the Construction Contract, or (iv) the Construction Contract shall become unenforceable or be cancelled or terminated; or

(w) Discontinuance of Construction. Any discontinuance of Construction for a continuous period of fifteen (15) days unless such discontinuance of Construction is the result of any Unavoidable Delay and then only for the period ending on the earlier to occur of (i) the last day of such Unavoidable Delay, or (ii) the date forty-five (45) days after the first day of such Unavoidable Delay; or

(x) Enjoined from Construction; Liens. If any Loan Party or the Contractor is enjoined, restrained or in any way prevented by any court order from constructing or operating the Project, or if a notice of lien, levy or assessment is filed of record with respect to all or any part of the property of any Loan Party or the Contractor by any Governmental Authority, which could affect the performance of the obligations of any Loan Party under any Loan Document or if any proceeding is filed or commenced seeking to enjoin, restrain or in any way prevent the foregoing parties from conducting all or a substantial part of their respective business affairs and failure to vacate, stay, dismiss, set aside or remedy the same, in each case within thirty (30) days after the occurrence thereof; or

(y) Breach of Contract, License or Permit. The Borrower shall be in default or in breach of any term of any Contract or License and Permit (after any requisite notice or cure periods contained in such Contract or applicable to such License and Permit) and such default shall have a Material Adverse Effect with respect to the Project; or

(z) Intentionally Deleted; or

(aa) Loan Documents. The occurrence of any default under the other Loan Documents which default is not included in clauses (a)-(z) above; provided, however, that any such default shall be subject to any applicable cure period set forth in this Agreement, or if a cure period is provided for the remedy of such failure in the other Loan Documents, such default will not constitute an Event of Default until such date as the specified cure period expires.

8.2 Acceleration Upon Certain Default. Upon the occurrence of any Event of Default specified in Section 8.1(h) or (i), the Commitment shall automatically terminate, the Loans and all sums owing to the Lender under the Note, this Agreement and the other Loan Documents (other than under a Swap Contract) shall automatically become due and payable without presentment, demand, protest, notice of protest, declaration or notice of acceleration or intention to accelerate, or any other notice, declaration or act of any kind, all of which are hereby expressly waived by the Borrower.

8.3 Completion of Construction. As additional security for the Loan and for the performance by the Borrower of all of the Borrower’s obligations hereunder, the Borrower hereby assigns to the Lender all of the Borrower’s interest in any and all contracts relating to the Construction of the Improvements, including, but not limited to, the Construction Contract, the Architect’s Contract, the Engineer’s Contract, the Development Agreement and the Plans and Specifications. This assignment shall not, however, in the absence of affirmative ratification of such contracts by the Lender, be deemed to impose upon the Lender any of the Borrower’s obligations under any such contract. Incident to the assignment of the Construction Contract, the Architect’s Contract, the Engineer’s Contract, the Development Agreement and the Plans and Specifications, the Borrower will fulfill the obligations of the Borrower thereunder, enforce the performance thereof and give immediate notice to the Lender of any default by the Architect or the Contractor thereunder. Further, the Borrower will not, without the prior written consent of the Lender (i) modify or amend the terms of the Engineer’s Contract, the Architect’s Contract, the Development Agreement, the Plans and Specifications or the Construction Contract except as provided herein; or (ii) waive or release the performance of any material obligation to be performed by the Architect or the Contractor thereunder. From and after the occurrence of an Event of Default, the Lender shall be entitled to have and use the Engineer’s Contract, the Architect’s Contract, the Development Agreement, the Plans and Specifications and the Construction Contract and, after first having given written notice to the Architect or the Contractor, as the case may be, shall be entitled from and after such notice to enjoy and enforce all of the rights of the Borrower under the Engineer’s Contract, the Architect’s Contract, the Development Agreement or the Plans and Specifications or the Construction Contract, as the case may be. The Borrower hereby constitutes and appoints the Lender its true and lawful attorney-in-fact, with full power of substitution in the Land to complete the Improvements in the name of the Borrower. The Borrower hereby empowers said attorney as follows: (a) to use any funds of the Borrower, including the Loan or any equity deposits which may remain advanced hereunder, for the purpose of completing the Improvements in the manner called for by the Plans and Specifications; (b) to make such additions, changes, and corrections in the Plans and Specifications as shall be necessary or desirable to complete the Improvements; (c) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for said purposes; (d) to pay, settle, or compromise all existing bills and claims which may be liens against the Improvements, or as may be necessary or desirable in the sole discretion of the Lender for the completion of the Improvements or for clearance of title; (e) to take over and use all or any part of the labor, materials, supplies and equipment contracted for, owned by, or under the control of the Borrower, whether or not previously incorporated into the Improvements; (f) to execute all applications and certifications in the name of the Borrower which may be required by any of the contract documents; (g) to prosecute and defend all actions or proceedings in connection with the Land or the Construction of the Improvements and take such action and require such performance as the Lender shall deem necessary under any performance or payment bond; and (h) to do any and every act with respect to Construction or completion of the Improvements or the closing of any permanent financing which the Borrower might do on the Borrower’s own behalf including, without limitation, execution, acknowledgment, and delivery of all instruments, documents, and papers in the name of the Borrower as may be necessary or desirable in the sole discretion of the Lender. It is further understood and agreed that this power of attorney, which shall be deemed to be a power coupled with an interest, cannot be revoked. All sums so expended by the Lender shall be deemed to have been advanced to the Borrower and secured by the Security Documents and any other Loan Documents.

8.4 Lender’s Right to Stop Construction. If the Lender determines at any time in its good faith discretion that the Improvements are not being constructed in accordance with the Plans and Specifications and all applicable governmental requirements, the Lender may immediately cause all Construction to cease on any of the Improvements affected by the condition of nonconformance and withhold further disbursements under the Loan. The Borrower shall thereafter not allow any Construction, other than corrective work, to be performed on any of the Improvements affected by the condition of nonconformance until such time as the Lender notifies the Borrower in writing that the nonconforming condition has been corrected. The Borrower shall notify the Lender and the Lender’s inspector immediately upon receipt of “red tag” or “stop order” notices from any federal, state, county or municipal building inspector or of unsatisfactory compliance with any applicable building code, and in such event the Borrower shall provide the Lender and the Lender’s inspector with a full and complete written explanation of the nature of such noncompliance.

8.5 Remedies upon Default. Upon the occurrence and during the continuance of an Event of Default, the Lender shall have, in addition to its option to declare the entire unpaid amount of the Loan and accrued interest thereon immediately due and payable, all of the rights and remedies of a secured party under applicable law and at equity. Without in any way limiting the generality of the foregoing, the Lender shall also have, in addition to all rights and remedies set forth in the Deed of Trust and the other Loan Documents, the right to:

(a) Termination. Cancel the Lender’s obligations arising under this Agreement, including without limitation the cancellation and termination of any obligation to advance funds hereunder or under the Loan.

(b) Acceleration. Declare any or all of the Obligations immediately due and payable, terminate any and all Swap Contracts and demand payment of the principal sum due thereunder, with interest, advances, costs, and attorneys’ fees, and enforce collection of such payment by foreclosure of the Deed of Trust or the enforcement of any of the other Loan Documents, or other appropriate action. Upon any such declaration, the Obligations shall thereupon be immediately due and payable, without presentment, demand, protest, notice of protest, notice of acceleration or of intention to accelerate or any other notice or declaration of any kind, all of which are hereby expressly waived by the Borrower.

(c) Application of Amounts in Account. Apply any sums in the Account to the sums owing under the Loan Documents.

(d) Specific Performance. Institute appropriate proceedings to specifically enforce performance of the terms and conditions of this Agreement.

(e) Taking of Possession. With or without legal process, take possession of the Land and Improvements, remove the Borrower and all agents, employees and contractors of the Borrower from the Land and Improvements, complete the work of construction, market, operate, and sell or lease the Land and/or Improvements and enforce any of its other rights and remedies under the Security Documents. For this purpose, the Borrower irrevocably appoints the Lender as its attorney in fact, which agency is coupled with an interest. As attorney in-fact, the Lender may, in the Borrower’s name, take or omit to take any action the Lender may deem appropriate, including, without limitation, exercising the Borrower’s rights under the Loan Documents and all contracts concerning the Land and/or Improvements.

(f) Set-off. Set-off and apply, to the maximum extent permitted by law, any and all deposits, funds or assets at any time held by the Lender, and any and all other indebtedness owing by the Lender, to or for the benefit, credit or account of the Borrower against any amounts owing to the Lender under any one or more of the Loan Documents.

(g) Receivership. Appoint or seek appointment of a receiver, without notice and without regard to the solvency of the Borrower or the adequacy of the security, for the purpose of preserving the Land and Improvements, preventing waste, and to protect all rights accruing to the Lender by virtue of this Agreement and the Deed of Trust, and expressly to make any and all further improvements, whether on-site or off-site, as the Lender may determine to be necessary to complete the development and Construction of the Improvements. All expenses incurred in connection with the appointment of such receiver, or in protecting, preserving, or improving the Land, shall be charged against the Borrower and shall be secured by the Deed of Trust and enforced as a lien against the Land and Improvements.

(h) Other Remedies. Exercise all privileges, rights and remedies available to it under the Security Documents and the other Loan Documents and any and all other rights and remedies available to the Lender at law or in equity to the extent not inconsistent with the rights specifically granted to the Lender hereunder.

8.6 Repayment of Funds Advanced. Any funds expended by the Lender in the exercise of its rights or remedies under this Agreement and the other Loan Documents shall be payable by the Borrower to the Lender upon demand, together with interest at the rate applicable to the principal balance of the Note, from the date the funds were expended.

8.7 Rights Cumulative, No Waiver. All the Lender’s rights and remedies provided in this Agreement and the other Loan Documents, together with those granted by law or at equity, are cumulative and may be exercised by the Lender at any time. The Lender’s exercise of any right or remedy shall not constitute a cure of any Event of Default unless all sums then due and payable to the Lender under the Loan Documents are repaid and the Borrower has cured all other Events of Default. No waiver shall be implied from any failure of the Lender to take, or any delay by the Lender in taking, action concerning any Event of Default or failure of condition under the Loan Documents, or from any previous waiver of any similar or unrelated Event of Default or failure of condition. Any waiver or approval under any of the Loan Documents must be in writing and shall be limited to its specific terms. Any funds expended by the Lender in the exercise of its rights or remedies under this Agreement and the other Loan Documents shall be payable to the Lender upon demand, together with interest at the rate applicable to the principal balance of the Note from the date the funds were expended.

8.8 No Liability of the Lender. Whether or not the Lender elects to employ any or all remedies available to it in the event of an occurrence of an Event of Default, the Lender shall not be liable for payment of any expense incurred in connection with the exercise of any remedy available to the Lender or for the performance or nonperformance of any obligation of the Borrower.

8.9 Discretionary Disbursements After a Default. During the continuance of a Default, and at other times as permitted by the Loan Documents, the Lender shall have the right, but not the obligation, to make disbursements and to directly apply such disbursements to satisfy the Borrower’s obligations. The Borrower hereby authorizes the Lender during the continuance of a Default to hold, use, disburse and apply disbursements of Loan proceeds hereunder to payment of Project Costs, payment or performance of the current obligations of the Borrower under the Loan Documents (including payment of interest on the Note currently due and payable and preservation and protection of the Improvements, but excluding any prepayment or accelerated payment of principal or interest). During the continuance of a Default, in addition to any other remedies which any Person may have under any of the Loan Documents or under applicable law, the Lender shall have the right, but not the obligation, to requisition funds hereunder and disburse them pursuant to the Deed of Trust to enable the Construction, equipping and completion of the Improvements in accordance with the Plans and Specifications. All sums disbursed by the Lender pursuant to this Section or under other applicable provisions of the Loan Documents shall be deemed Loans and Obligations for all purposes of the Loan Documents.

ARTICLE 9.

MISCELLANEOUS PROVISIONS

9.1 INDEMNITY. THE BORROWER HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS THE LENDER, ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, SUCCESSORS AND ASSIGNS (EACH, AN “INDEMNITEE”) FROM AND AGAINST ANY AND ALL LOSSES, DAMAGES, LIABILITIES, CLAIMS, ACTIONS, JUDGMENTS, COURT COSTS AND LEGAL OR OTHER EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES AND EXPENSES) WHICH SUCH INDEMNITEE MAY INCUR AS A DIRECT OR INDIRECT CONSEQUENCE OF: (A) THE PURPOSE TO WHICH THE BORROWER APPLIES THE LOAN PROCEEDS, (B) THE FAILURE OF ANY LOAN PARTY TO PERFORM ANY OBLIGATIONS AS AND WHEN REQUIRED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, (C) ANY FAILURE AT ANY TIME OF ANY OF ANY LOAN PARTY’S REPRESENTATIONS OR WARRANTIES IN ANY OF THE LOAN DOCUMENTS TO BE TRUE AND CORRECT, OR (D) ANY ACT OR OMISSION BY ANY LOAN PARTY, ANY INDEMNITOR, ANY CONSTITUENT PARTNER OR MEMBER OF THE BORROWER, ANY CONTRACTOR, SUBCONTRACTOR OR MATERIAL SUPPLIER, ENGINEER, ARCHITECT OR OTHER PERSON OR ENTITY WITH RESPECT TO ANY OF THE LAND OR IMPROVEMENTS. THE LENDER SHALL BE ENTITLED TO APPEAR IN ANY ACTION OR PROCEEDING WITH COUNSEL OF ITS OWN CHOICE, AND/OR TO SETTLE OR COMPROMISE ANY CLAIM ASSERTED AGAINST IT. THE BORROWER SHALL IMMEDIATELY PAY TO THE LENDER UPON DEMAND ANY AMOUNTS OWING UNDER THIS INDEMNITY, TOGETHER WITH INTEREST FROM THE DATE THE INDEBTEDNESS ARISES UNTIL PAID AT THE RATE OF INTEREST APPLICABLE TO THE PRINCIPAL BALANCE OF THE NOTE. THE BORROWER’S DUTY AND OBLIGATIONS TO DEFEND, INDEMNIFY AND HOLD HARMLESS EACH INDEMNITEE SHALL SURVIVE TERMINATION OF THIS AGREEMENT, CANCELLATION OF THE NOTE AND THE RELEASE, RECONVEYANCE OR PARTIAL RECONVEYANCE OF THE SECURITY DOCUMENTS.

9.2 Application of Proceeds. After the occurrence and during the continuance of an Event of Default, the Lender shall apply all payments and prepayments in respect of any Obligations and all proceeds of collateral, if any, and any enforcement action (or other realization), in the following order: (i) first, to pay all costs and expenses incurred in connection with such sale of collateral or enforcement action (or other realization), including reasonable attorneys’ fees and expenses (including the expenses and other allocated costs of internal counsel and expenses and costs associated with any collateral disposition or enforcement actions (or other realization), (ii) second, to pay the Obligations in respect of any fees, expenses, reimbursements or indemnities then due under the Loan Documents to the Lender, (iii) third, to pay the ratable payment of all accrued interest in respect of the Loan and any amounts then due under any Swap Contract, (iv) fourth, to the ratable payment or prepayment of principal outstanding on the Loan, and (v) fifth, to the ratable payment of all other Obligations.

The Borrower shall remain liable and will pay, on demand, any deficiency remaining in respect of the Obligations, together with interest thereon pursuant to the terms of this Agreement, which interest shall constitute part of the Obligations. The order of priority set forth above may be changed by the Lender without necessity of notice to or consent of or approval by the Borrower, or any other Person.

9.3 Form of Documents. The form and substance of all documents, instruments, and forms of evidence to be delivered to the Lender under the terms of this Agreement and any of the other Loan Documents shall be subject to the Lender’s approval and shall not be modified, superseded or terminated in any respect without the Lender’s prior written approval.

9.4 No Third Parties Benefited. No person other than the Lender and the Loan Parties and their permitted successors and assigns shall have any right of action under any of the Loan Documents and any right of action of each Guarantor and its permitted successors and assigns shall be limited to the Loan Documents to which it is a party.

9.5 Notices. All notices, demands or other communications required or permitted to be given pursuant to the provisions of this Agreement and the other Loan Documents shall be in writing and shall be considered as properly given if delivered personally or sent to the address set forth on the signature page of this Agreement (subject to change from time to time by written notice to all other parties to this Agreement) by (a) first class United States Postal Service mail, postage prepaid, (b) United States Postal Service registered or certified mail, return receipt requested, postage prepaid, (c) Overnight Express Mail, postage prepaid, or (d) personal delivery or overnight commercial courier service, charges prepaid (with receipt acknowledgement); provided, however, that notice of default may only be sent by one (or more) of the methods described in clauses (b) through (d) Notices so sent shall be effective three (3) days after mailing, if mailed by first class mail, and otherwise upon receipt at the applicable address; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication.

9.6 Attorney-In-Fact. The Borrower hereby irrevocably appoints and authorizes the Lender, as the Borrower’s attorney in fact, which agency is coupled with an interest, to execute and/or record in the Lender’s or the Borrower’s name any notices, instruments or documents that the Lender deems appropriate to protect the Lender’s interest under any of the Loan Documents. The Lender hereby agrees that it shall not exercise its powers as the Borrower’s attorney-in-fact unless an Event of Default has occurred and is continuing.

9.7 Actions. The Borrower agrees that the Lender, in exercising the rights, duties or liabilities of the Lender or the Borrower under the Loan Documents, may commence, appear in or defend any action or proceeding purporting to affect the Land, the Construction, the Improvements, or the Loan Documents and the Borrower shall immediately reimburse the Lender upon demand for all such expenses so incurred or paid by the Lender, including, without limitation, reasonable attorneys’ fees and expenses and court costs.

9.8 Relationship of Parties. The relationship of the Borrower and the Lender under the Loan Documents is, and shall at all times remain, solely that of borrower and lender, and the Lender neither undertakes nor assumes any responsibility or duty to the Borrower or to any third party with respect to the Land or Improvements, except as expressly provided in this Agreement and the other Loan Documents.

9.9 Delay Outside the Lender’s Control. The Lender shall not be liable in any way to the Borrower or any third party for the Lender’s failure to perform or delay in performing under the Loan Documents (and the Lender may suspend or terminate all or any portion of the Lender’s obligations under the Loan Documents) if such failure to perform or delay in performing results directly or indirectly from, or is based upon, the action, inaction, or purported action, of any governmental or local authority, or because of war, rebellion, insurrection, strike, lock out, boycott or blockade (whether presently in effect, announced or in the sole judgment of the Lender deemed probable), or from any Act of God or other cause or event beyond the Lender’s control.

9.10 Enforcement. If any attorney is engaged by the Lender to enforce or defend any provision of this Agreement or any of the other Loan Documents, or as a consequence of any Event of Default under the Loan Documents, with or without the filing of any legal action or proceeding, and including, without limitation, any fees and expenses incurred in any bankruptcy proceeding of the Borrower, then the Borrower shall immediately pay to the Lender, upon demand, the amount of all reasonable attorneys’ fees and expenses and all costs incurred by the Lender in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Note as specified therein.

9.11 Immediately Available Funds. Unless otherwise expressly provided for in this Agreement, all amounts payable by the Borrower to the Lender shall be payable only in United States currency, immediately available funds.

9.12 Lender’s Consent. Wherever in this Agreement there is a requirement for the Lender’s consent and/or a document to be provided or an action taken “to the satisfaction of the Lender”, it is understood by such phrase that the Lender shall exercise its consent, right or judgment in a reasonable manner given the specific facts and circumstance applicable at the time, and such consent shall not be unreasonably withheld, conditioned or delayed.

9.13 Loan Sales and Participations; Disclosure of Information. The Borrower agrees that the Lender may elect, at any time, to sell, assign or grant participations in all or any portion of its rights and obligations under the Loan Documents, and that any such sale, assignment or participation may be to one or more financial institutions, private investors, and/or other entities, at the Lender’s sole discretion (each, a “Participant”). The Borrower further agrees that the Lender may disseminate to any such actual or potential purchaser(s), assignee(s) or participant(s) all documents and information (including, without limitation, all financial information) which has been or is hereafter provided to or known to the Lender with respect to: (a) the Land and Improvements and its operation and/or (b) any party connected with the Loan (including, without limitation, any Loan Party, any partner, joint venturer or member of any Loan Party, any constituent partner, joint venturer or member of any Loan Party and any Indemnitor). In the event of any such sale, assignment or participation, the Lender and the parties to such transaction shall share in the rights and obligations of the Lender as set forth in the Loan Documents only as and to the extent they agree among themselves. In connection with any such sale, assignment or participation, the Borrower further agrees that the Loan Documents shall be sufficient evidence of the obligations of the Borrower to each purchaser, assignee, or participant, and upon written request by the Lender, the Borrower shall enter into such amendments or modifications to the Loan Documents as may be reasonably required in order to evidence any such sale, assignment or participation. The indemnity obligations of the Borrower under the Loan Documents shall also apply with respect to any purchaser, assignee or participant.

Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section, the Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from its obligations hereunder.

9.14 Capital Adequacy. If the Lender or any Participant in the Loan determines in its good faith discretion that compliance with any law or regulation or with any guideline or request from any central bank or other governmental agency (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Lender or such Participant, or any corporation controlling the Lender or such Participant, as a consequence of, or with reference to, the Lender’s or such Participant’s or such corporation’s commitments with respect to the Loans or its making or maintaining advances with respect to the Loans below the rate which the Lender or such Participant or such corporation controlling the Lender could have achieved but for such compliance (taking into account the customary policies of the Lender or such Participant or corporation with regard to capital), then the Borrower shall, from time to time, within ten (10) days after written demand by the Lender or such Participant, pay to the Lender or such Participant additional amounts sufficient to compensate the Lender or such Participant or such corporation controlling the Lender to the extent that the Lender determines in its good faith discretion such increase in capital is allocable to the Lender’s obligations with respect to the Loans hereunder.

9.15 Lender’s Agents. The Lender may designate an agent or independent contractor to exercise any of the Lender’s rights under this Agreement and any of the other Loan Documents. Any reference to the Lender in any of the Loan Documents shall include the Lender’s agents, employees or independent contractors. The Borrower shall pay the costs of such agent or independent contractor either directly to such person or to the Lender in reimbursement of such costs, as applicable.

9.16 Tax Service. The Lender is authorized to secure, at the Borrower’s expense, a tax service contract with a third party vendor which shall provide tax information on the Land and Improvements satisfactory to the Lender.

9.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY.

9.18 Severability. If any provision or obligation under this Agreement and the other Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that provision shall be deemed severed from the Loan Documents and the validity, legality and enforceability of the remaining provisions or obligations shall remain in full force as though the invalid, illegal, or unenforceable provision had never been a part of the Loan Documents, provided, however, that if the rate of interest or any other amount payable under the Note or this Agreement or any other Loan Document, or the right of collectability therefor, are declared to be or become invalid, illegal or unenforceable, the Lender’s obligations to make advances under the Loan Documents shall not be enforceable by the Borrower.

9.19 Heirs, Successors and Assigns. Except as otherwise expressly provided under the terms and conditions of this Agreement, the terms of the Loan Documents shall bind and inure to the benefit of the heirs, successors and assigns of the parties.

9.20 Time. Time is of the essence of each and every term of this Agreement.

9.21 Headings; Date. All article, section or other headings appearing in this Agreement and any of the other Loan Documents are for convenience of reference only and shall be disregarded in construing this Agreement and any of the other Loan Documents. The date of the Loan Documents is for reference purposes only.

9.22 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of North Carolina, except to the extent preempted by federal laws. The Borrower and all persons and entities in any manner obligated to the Lender under the Loan Documents consent to the jurisdiction of any federal or state court within the State of North Carolina having proper venue and also consent to service of process by any means authorized by North Carolina or federal law.

9.23 USA Patriot Act Notice; Compliance. The USA Patriot Act of 2001 (Public Law 107-56) and federal regulations issued with respect thereto require all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, the Lender (for itself and/or as agent for all purchasers, assignees or participants described in Section 9.13 hereunder) may from time-to-time request, and the Borrower shall provide to the Lender, the Borrower’s name, address, tax identification number and/or such other identification information as shall be necessary for the Lender to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

9.24 Integration; Interpretation. The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations or agreements, written or oral. The Loan Documents shall not be modified except by written instrument executed by all parties. Any reference to the Loan Documents includes any amendments, renewals or extensions now or hereafter approved by the Lender in writing.

9.25 Joint and Several Liability. The liability of all persons and entities obligated as the Borrower, Guarantor or Indemnitor under this Agreement and any of the Loan Documents shall be joint and several.

9.26 Counterparts. To facilitate execution, this document may be executed in as many counterparts as may be convenient or required. It shall not be necessary that the signature of, or on behalf of, each party, or that the signature of all persons required to bind any party, appear on each counterpart. All counterparts shall collectively constitute a single document. It shall not be necessary in making proof of this document to produce or account for more than a single counterpart containing the respective signatures of, or on behalf of, each of the parties hereto. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages.

9.27 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Note and shall remain in full force and effect until this Agreement is terminated and all Obligations are paid in full.

9.28 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and, except not exclusive of any rights, remedies, powers and privileges provided by law.

9.29 Release of Drainage Parcel; Dedication of Roadway Parcel.

(a) The Lender acknowledges that a portion of the Land consisting of approximately 1.1164 acres and being more particularly shown as the “Future Outparcel” on Exhibit C attached hereto and incorporated herein by reference the (“Drainage Parcel”) shall be subdivided from the Land and conveyed by the Borrower to Whitehall Corporate Center Development Limited Partnership, a North Carolina limited partnership (“Whitehall”), or its designee, pursuant to that certain Subdivision and Reconveyance Agreement dated February 24, 2012 by and between the Borrower and Whitehall (the “Reconveyance Agreement”). Accordingly, notwithstanding any other provision to the contrary in this Agreement or any other Loan Document, the Borrower shall be permitted to subdivide the Drainage Parcel from the Land in accordance with Exhibit C and to convey the Drainage Parcel to Whitehall or its designee in accordance with the Reconveyance Agreement. Concurrently with such conveyance of the Drainage Parcel, the Lender shall execute and deliver a partial release of the Drainage Parcel from the Deed of Trust and shall otherwise release the Drainage Parcel from any Loan Document or security instrument that encumbers the Drainage Parcel in connection with the Loan.

(b) The Lender further acknowledges that a portion of the Land consisting of approximately 1.0390 acres and being more particularly shown as the “Proposed Road” on Exhibit C attached hereto and incorporated herein by reference the (“Roadway Parcel”) shall be developed as an entrance road for the Project and shall be dedicated to the City of Charlotte. Accordingly, notwithstanding any other provision to the contrary in this Agreement or any other Loan Document, the Borrower shall be permitted to subdivide the Roadway Parcel from the Land in accordance with Exhibit C (if necessary) and to cause the public dedication of the Roadway Parcel. Concurrently with such public dedication to the City of Charlotte, the Lender shall execute and deliver such releases or consents as may be necessary to effect the public dedication and acceptance of the Roadway Parcel.

[SIGNATURES COMMENCE ON THE FOLLOWING PAGE.]

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date appearing on the first page of this Agreement.

BORROWER:

GGT Whitehall Venture NC, LLC, a Delaware limited liability company

By:		WF Arrowood, LLC, its Operating Member

By:	/s/ Chad M. Hagler	[SEAL]
Name: Chad M. Hagler
Title: Manager

Borrower’s Address:

GGT Whitehall Holdings, LLC
450 South Orange Avenue
Orlando, Florida 32801
Attention: Steven D. Shackelford, Chief Financial Officer

With a copy to:

GGT Whitehall Holdings, LLC
450 South Orange Avenue
Orlando, Florida 32801
Attention: Holly J. Greer, Esq., General Counsel

LENDER:

REGIONS BANK

By:	/s/ Greg R. Reynolds
	Name:	Greg R. Reynolds
	Title:	Senior Vice President

Lender’s Address:

Regions Bank
6805 Morrison Blvd., Suite 100
Charlotte, North Carolina 28211
Attention: Greg Reynolds

SCHEDULE 1

CONSTRUCTION BUDGET

[Omitted as not necessary for an understanding of the agreement]

SCHEDULE 2

DESCRIPTION OF LAND

[Omitted as not necessary for an understanding of the agreement]

EXHIBIT A

DRAW REQUEST FORM

[Omitted as not necessary for an understanding of the agreement]

Development Cost Requisition Form

[Omitted as not necessary for an understanding of the agreement]

Budget Reallocation Log

[Omitted as not necessary for an understanding of the agreement]

EXHIBIT B

Form of Officer’s Certificate

[Omitted as not necessary for an understanding of the agreement]

EXHIBIT C

[Omitted as not necessary for an understanding of the agreement]